LIMITED LIABILITY COMPANY
OPERATING AGREEMENT

OF

SECURED REAL ESTATE INCOME FUND II, LLC
(a Delaware limited liability company)

THE LIMITED LIABILITY COMPANY INTERESTS ("INTERESTS") ISSUED PURSUANT TO THIS LIMITED LIABILITY COMPANY AGREEMENT ("AGREEMENT") HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. INTERESTS MAY NOT BE TRANSFERRED UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. IN ADDITION, TRANSFERS OF INTERESTS ARE SUBJECT TO THE RESTRICTIONS SET FORTH IN SECTION 5.4 OF THIS AGREEMENT.

SECURED REAL ESTATE INCOME FUND II, LLC
LIMITED LIABILITY COMPANY OPERATING AGREEMENT

This Limited Liability Company Operating Agreement (this "Agreement") is entered into by and among SREIF MANAGER II, LLC, a Nevada limited liability company (the "Managing Member"), as the Managing Member of Secured Real Estate Income Fund II, LLC, a Delaware limited liability company (the "Company"), those members of the Company owning Membership Interests (as defined below) (each an "Investor" and collectively the "Investors"), and such other Persons who are admitted as Members of the Company or become Assignees of Interests in the Company, in each case pursuant to this Agreement.  This Agreement is effective commencing June 15, 2016.

ARTICLE I.
DEFINITIONS

Capitalized terms used in this Agreement have the meanings given them in ANNEX A.

ARTICLE II.
FORMATION; BUSINESS; RIGHTS, POWERS AND AUTHORITY; STATUS AND DURATION; PRINCIPAL OFFICE

2.1 Formation. The Company has executed, or caused to be executed, the Certificate in a form that complies with Section 18-201 of the Act and filed, or caused to be filed, the Certificate in the office of the Secretary of State of the State of Delaware to form the Company under the Act.

2.2  Business. The business of the Company is (a) to make Investments of the kind and nature described in the Company's Offering Circular, (b) managing, supervising and disposing of such Investments and (c) engaging in such other activities incidental or ancillary thereto as the Managing Member deems necessary or advisable to achieve the investment objective(s) of the Company.

2.3 Rights, Powers and Authority. The Company shall possess every right, power, authority and privilege that a limited liability company formed under the Act may lawfully possess, and may exercise or invoke any such right, power, authority or privilege to the maximum extent permitted by law.

2.4 Status and Duration.

(a) The Company is a separate legal entity whose existence commenced upon the filing of the Certificate and shall continue until the Certificate is canceled. The Liquidating Trustee shall cause the Certificate to be canceled at the time and in the manner prescribed by Section 18-203 of the Act.

(b) The existence shall commence upon the filing of the Certificate and continue until the completion of the winding up of the business and affairs in accordance with the provisions of Article XI.

2.5 Principal Office. The Managing Member shall cause the Company to maintain its principal office in care of the Managing Member at its offices at 2105 South Bascom Avenue, Suite 190 Campbell, CA 95008, or at such other place as the Managing Member may determine from time to time in its sole and absolute discretion. The Managing Member shall give Notification to the Members of any change in the location of the principal office of the Company no later than five (5) Business Days after the effective date of such change.

ARTICLE III. THE MANAGING MEMBER

3.1 Rights, Powers and Authority of the Managing Member.

(a) Subject only to the provisions of this Agreement and the requirements of applicable law:

(i) the Managing Member shall be the Manager of the Company and shall possess full and exclusive right, power and authority to manage and conduct the business and affairs of the Company; provided, however, that this Section 3.1(a)(i) shall not be construed to limit the Managing Member's right, power and authority to delegate, to the maximum extent permitted by law, any of the Managing Member's rights, powers and authority hereunder, with respect to the Company, to such Person or Persons as the Managing Member may select from time to time; and

(ii) in managing and conducting the business and affairs of the Company, the Managing Member: (A) shall take such actions and do such things as the Managing Member is expressly required to take or do under this Agreement with respect to the Company, as the case may be; (B) shall cause the Company to take such actions and do such things as the Company is expressly required to take or do under this Agreement; (C) may take, approve or agree to such actions, do such things, and make such designations, elections, selections and determinations as: (1) the Managing Member is expressly authorized, but not required, to take, approve, agree to, do or make under this Agreement; or (2) the Managing Member reasonably determines in good faith to be necessary, appropriate, advisable, incidental or convenient to the discharge of its duties under this Agreement; and (D) may cause the Company to take, approve or agree to such actions, do such things, and make such designations, elections, selections and determinations as: (1) the Managing Member is expressly authorized, but not required, to cause the Company to take, approve, agree to, do or make under this Agreement; or (2) the Managing Member reasonably determines in good faith to be necessary, appropriate, advisable, incidental or convenient to effect the formation of the Company or manage and conduct its business and affairs; provided, however, that:

(A) where any provision of this Agreement contemplates that the Managing Member may take, approve or agree to a particular action, do a particular thing, or make a particular designation, election, selection or determination (or may cause the Company to take, approve or agree to a particular action, do a particular thing, or make a particular designation, election, selection or determination), in the Managing Member's "sole and absolute discretion," the Managing Member shall have the sole discretion to determine whether or not the Managing Member (or the Company) shall take, approve or agree to such action, do such thing, or make such designation, election, selection or determination and, in exercising such discretion, the Managing Member shall be required to act in good faith but shall be entitled to consider only such interests and factors as it wishes, including only its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company, or any Member or Assignee of any Member (except to the extent otherwise expressly provided in Section 3.4(b) and 6.1(a); and

(B) where any other provision of this Agreement contemplates that the Managing Member may take, approve or agree to a particular action, do a particular thing, or make a particular designation, election, selection or determination (or may cause the Company to take, approve or agree to a particular action, do a particular thing, or make a particular designation, election, selection or determination), the Managing Member shall have the sole discretion to determine whether or not the Managing Member (or the Company) shall take, approve or agree to such action, do such thing, or make such designation, election, selection or determination but, in exercising such discretion, the Managing Member shall be required to act in good faith and in such manner as it reasonably determines to be in, or not opposed to, the bests interests of the Company, and that otherwise complies with any specific standard applicable to such activity as set forth herein.

(b) Subject to Section 3.1(a), the Managing Member may, by way of example and not of limitation, cause the Company to:

(i) execute and acknowledge such certificates, instruments and other documents (and amendments thereto) as the Managing Member may determine, and file the same with Governmental Entities, for the purpose of effecting and continuing the valid existence of the Company as a limited liability company or qualifying the Company (or to do business as) a limited liability company or a company in which Members and Assignees have limited liability;

(ii) execute, deliver and perform such contracts, agreements, undertakings and instruments (and amendments thereto) as the Managing Member may determine, with such broker-dealers banks, other financial institutions, investment managers, investment advisers, custodians, administrators, attorneys, accountants, auditors, record-keepers, appraisers, consultants, other service-providers and counterparties as the Managing Member may select from time to time, on such terms and subject to such conditions as the Managing Member may determine (including terms relating to compensation, exculpation, indemnification and termination), and regardless of whether such service-providers or counterparties are Managing Member Associates or Members or Assignees or have financial, business or other relationships with the Company, any Managing Member Associate or any Member or Assignee, including contracts, agreements, undertakings and instruments under which the Company retains investment managers to manage such portion of the assets of the Company as the Managing Member may commit to their investment discretion from time to time:

(iii) engage in any lawful transaction in any Financial Instrument;

(iv)   register any Assets in the name of the Company or in the name of a nominee;

(v)  register any Assets associated of the Company;

(vi) pay such costs and expenses as the Managing Member may determine;

(vii) initiate, defend, compromise, settle or submit to arbitration any legal or contractual claim by or against the Company; and

(viii)   otherwise engage in any and all lawful transactions and activities; and form one or more subsidiaries and cause any such subsidiary to do anything the Managing Member is authorized to cause the Company to do.

(c) Notwithstanding any other provision of this Agreement, the Managing Member may not cause the Company to compensate any Managing Member Associate except upon terms and conditions comparable to those that would be negotiated on an "arm's length" basis between unaffiliated parties for the type of service or transaction in question (it being understood and agreed that all payments or allocations to the Managing Member or any of its Affiliates described or referred to in this Agreement shall conclusively be presumed to meet that standard).

3.2 Duties of the Managing Member.

(a) Except as provided in Section 3.2(b), neither the Managing Member nor any other Managing Member Associate shall be required to devote its full time or any material portion of its time to the business and affairs of the Company.

(b) The Managing Member shall devote so much of its time to the business and affairs of the Company, and so much of its time to the business and affairs of the Company, as the Managing Member shall determine to be necessary to achieve the respective investment objective(s) of the Company; provided, however, that this Section 3.2(b) shall not be construed to limit the Managing
Member's right to dissolve the Company pursuant to the provisions of Section 11.1.

(c) The Managing Member or its Affiliates shall be responsible for all of its own operating costs and expenses as described or referred to herein, including, but not limited to salaries and compensation of its principals, managers and employees, office rents and other administrative operating costs.

(d)  Except to the extent required by Section 3.2(c), the Managing Member shall not be required to discharge any duty under this Agreement that requires the payment of funds to any Person unless adequate funds of the Company, as the case may be, are readily available for that purpose.

(e) The Managing Member may not cause the Company to expend its funds to compensate third party placement agents, finders or other Persons for marketing Interests or otherwise introducing prospective investors to that Company unless such persons are licensed broker dealers or otherwise exempt from licensing requirements.  In no event will the assets of the Company be used to compensate placement agents, finders or other Persons for marketing Interests otherwise introducing prospective investors to the Company.

3.3 Liabilities of the Managing Member Associates.

Except to the extent otherwise required by law, no Managing Member Associate shall be personally liable for: (a) the repayment, satisfaction or discharge of any debt, liability, obligation or commitment of the Company whether arising in tort, contract or otherwise; (b) the repayment, to any Member or Assignee of the Company, of any Capital Contribution of such Member or Assignee; or (c) any decrease in the value of any Capital Account of any Member or Assignee of the Company.

3.4 Capital Contributions of the Managing Member and Admission of Additional
Managers.

(a) The Managing Member or any other Managing Member Associate may (but in no event shall be required to) make one or more Capital Contributions to the Company at such time(s) and in such amount(s) as it may determine in its sole and absolute discretion.

(b) The Managing Member is a Manager of the Company. Subject to Section 3.4(d), the Managing Member, in its sole and absolute discretion, may cause the Company to admit one or more Persons (including one or more Affiliates of the Managing Member) as an additional Manager or Managers of the Company (each such Person, an "Additional Manager"), either in lieu of or in addition to the Managing Member.

(c) In connection with causing the Company to admit an Additional Manager pursuant to Section 3.4(b), the Managing Member may amend this Agreement to provide that such newly admitted Additional Manager shall possess and may exercise any one or more of the rights, powers and authority possessed by the Managing Member hereunder with respect to the Company.

(d) If the admission of one or more Additional Managers to the Company pursuant to Section 3.4(b) would constitute an "assignment" of this Agreement by the Managing Member within the meaning of Section 202(a)(1) of the Advisers Act, the Managing Member may not effect such admission without: (a) giving Notification to the Members (in the case of an admission of an Additional Manager to the Company), or to the Members (in the case of an admission of an Additional Manager), no later than thirty (30) calendar days prior to the effective date of such admission, setting forth, in reasonable detail, all material facts relating to such admission; and (b) obtaining the Consent to such admission (in the case of an admission of an Additional Manager to the Company), or the Consent to such admission (in the case of an admission of an Additional Manager), prior to the effective date thereof.

3.5 Compensation and Reimbursement of Costs and Expenses.

(a) The Managing Member shall receive an Asset Management Fee ("Asset Management Fee") in the amount of 2% per annum of the Capital Contributions, as adjusted from time to time.  The Asset Management Fee shall be paid monthly on the fifteenth (15) day of the month, or succeeding business day, commencing on the fifteenth (15th) day (or succeeding business day) of the second month following the Initial Closing and on a monthly basis thereafter and shall be calculated as of the last day of the preceding month. Additionally, the Managing Member shall be entitled to distributions of Net Income as a Class B Member as set forth in Section 6.1.

(b) Subject to Section 3.1(c), to the extent any Managing Member Associate incurs any costs or expenses of any of the types described or referred to in Section 3.1(b)(vi), the Company shall reimburse such Managing Member Associate for such cost or expense (unless the Managing Member determines, in its sole and absolute discretion, that such Managing Member Associate shall bear such cost or expense without reimbursement).

(c) The Company shall reimburse the Managing Member for organizational and initial offering costs and expenses incurred by the Managing Member in an amount not to exceed $100,000. ,

3.6 Activities of the Managing Member Associates; Conflicts of Interest.

In connection with the investment activities of the Company, the Managing Member shall employ the services of Good Steward Capital Management, Inc (the "Investment Manager") to assist in the identification, due diligence, acquisition, investment management and disposition of Company Assets.  Pursuant to the terms of the Investment Management Agreement, the Investment Manager will be entitled to receive certain fees and expenses, which shall be payable by the Managing Member.  Each Member and Assignee shall be deemed to: (a) have given full and informed consent to each action and practice involving an actual or potential conflict between the interests of the Managing Member and the Investment Manager, on the one hand, and any one or more of the Company, the Members and the Assignees, on the other hand; and (b) agreed not to object to any such action or practice, and not to bring or participate in bringing any Proceeding against any the Managing Member, any Managing Member Associate, the Investment Manager or the Company, on the grounds that such action or practice involves or involved a breach of the fiduciary duty of loyalty on the part of the Managing Member or any other Managing Member Associate.

3.7 Reliance by Third Parties.

(a) Notwithstanding any limitation on any right, power or authority of the Managing Member described herein, any Person dealing with the Company shall be entitled to assume that the Managing Member has full right, power and authority to cause the Company to exercise or invoke any right, power, authority or privilege that a limited liability company formed under the Act may lawfully exercise or invoke, and no Person dealing with the Managing Member or any other Managing Member Associate shall be obligated to ascertain that the provisions of this Agreement have been complied with or to inquire into the necessity or expedience of any action of the Managing Member or any other Managing Member Associate.

(b) Each and every certificate, instrument or other document executed on behalf of the Company  by the Managing Member shall be conclusive evidence in favor of each and every Person relying thereon or claiming thereunder that: (i) at the time of the execution and delivery of such certificate, instrument or document, this Agreement was in full force and effect; (ii) the Person executing and delivering such certificate, instrument or document was duly authorized and empowered to do so for and on behalf of the Company; and (iii) such certificate, instrument or other document was duly executed and delivered in accordance with this Agreement and is binding upon the Company.

3.8 Borrowings.

(a) The Managing Member may, on behalf of the Company, secure loans, lines of credit or enter into one or more agreements for lines of credit and other debt financings, which may include lines of credit secured by all or a portion of the Company's Investments and other assets.

ARTICLE IV. MEMBERS

4.1 Members Have Limited Personal Liability.

(a) Except as otherwise required by law or as contemplated by Section 4.1(c), no Member or Assignee, in its capacity as such, shall be personally liable to any Person for the debts, liabilities, obligations or commitments of the Company, whether arising in tort, contract or otherwise; provided, however, that this Section 4.1(a) shall not be construed to limit the obligations of Members and Assignees under Sections 5.1(c) and 5.4(d).

(b) Except as otherwise required by law, no Member or Assignee, in its capacity as such, shall be responsible for: (i) the losses of the Company, except to the extent of such Member's or Assignee's Capital Account in the Company; (ii) the repayment, to any other Member or Assignee, of any  Capital Contribution of such other Member or Assignee; (iii) any decrease in the value of any Capital Account of any other Member or Assignee,  the repayment, to any Member or Assignee, of any Capital Contribution of such Member or Assignee; or (iv) any decrease in the value of any Capital Account; provided, however, that this Section 4.1(b) shall not be construed to limit the obligations of Members and Assignees under Sections 5.1(c).

(c) Notwithstanding the provisions of Section 4.1(a), if the Company incurs a withholding tax or other tax obligation with respect to the share of income allocable to any Capital Account, and if the amount of any such obligation exceeds the balance of such Capital Account, then the Member or Assignee that holds such Capital Account must, upon demand by the Managing Member, pay to the Company, as a Capital Contribution, an amount equal to such excess.

(d) None of the Company, the Company or any Managing Member Associate is obligated to apply for or obtain a reduction of or exemption from any applicable withholding tax on behalf of any Member or Assignee of the Company.

4.2 Authority of Members Is Limited.

(a) No Member or Assignee, in its capacity as such, shall: (i) take part in the management or conduct of the business or affairs of the Company, or act, or transact any business, in the name of or otherwise for or on behalf of the Company; (ii) have the right, power or authority to execute documents for, incur any indebtedness or expenditures on behalf of or otherwise bind the Company in connection with any matter; or (iii) have the right, power or authority to authorize, approve, agree or consent to, or vote on, any matter affecting the Company, except to the extent any such right, power or authority is expressly granted to such Member or Assignee by this Agreement or by provisions of the Act that may not lawfully be modified or nullified by agreement among the members of a limited liability company formed under the Act. Wherever this Agreement provides that the Managing Member may take, approve or agree to a particular action, do a particular thing, or make a particular designation, election, selection or determination (or cause the Company to take, approve or agree to a particular action, do a particular thing or make a particular designation, election, selection or determination), and such case does not expressly require Member or Assignee authorization, approval, agreement or consent or the vote of Members or Assignees, the Managing Member shall possess full right, power and authority to take, approve or agree to such action, to do such thing, or to make such designation, election, selection or determination (or to cause the Company to take, approve or agree to such action, do such thing or make such designation, election, selection or determination), without obtaining any prior or subsequent authorization, approval, agreement, consent or vote of any Member or Assignee.

(b) To the extent permitted by law, the Managing Member, in its sole and absolute discretion, may cause the Company to enter into an agreement with any Member or Assignee whereby such Member or Assignee agrees to waive any or all of such Member's rights, powers and authority to authorize, approve, agree or consent to, or vote on, any matter or matters affecting the Company.

4.3 Members May Not Partition Assets. No Member or Members, or Assignee or Assignees, individually or collectively, shall have any right, title or interest in or to specific Assets or specific assets associated with the Company. Each Member and Assignee irrevocably waives any right that it may have to maintain an action for partition with respect to its Interest, any Assets or any assets associated with the Company.

4.4 Members May Not Remove or Expel Managing Member. No Member or Members, or Assignee or Assignees, individually or collectively, shall have any right, power or authority to remove or expel the Managing Member as a Manager of the Company or as a Manager or Member of the Company, to cause the Managing Member to withdraw as a Manager of the Company or as a Manager or Member of the Company, or to appoint a successor Manager of the Company in the event of Bankruptcy of the Managing Member except for "cause" and with the affirmative vote of two-thirds of the Members.  Cause shall be defined as any of the following:

(a)
the Managing Member's continued breach of any material provision of the operating agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if the Managing Member, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

(b)
the commencement of any proceeding relating to the bankruptcy or insolvency of the Managing Member, including an order for relief in an involuntary bankruptcy case or the Managing Member authorizing or filing a voluntary bankruptcy petition;

(c)
the Managing Member commits fraud against the Company, misappropriating or embezzling the Company's funds, or acting, or failing to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under the operating agreement; provided, however, that if any of these actions is caused by an employee, personnel and/or officer of the Managing Member or one of its affiliates and the Managing Member (or such affiliate) takes all necessary and appropriate action against such person and cures the damage caused by such actions within 30 days of the Managing Member's actual knowledge of its commission or omission, then the Managing Member may not be removed; or

(d)	the dissolution of the Managing Member.

Unsatisfactory financial performance of the Company does not constitute "Cause" under the this Agreement.

4.5	Capital Contributions.
(a) Each Member shall make contributions of capital to the Company in accordance with this Agreement and the terms and conditions of each Member's respective Subscription Agreement.   In connection with the making of a capital contribution, each Member shall have executed and delivered such instruments and shall have taken such actions as the Managing Member shall deem necessary or desirable to effect such admission, including, without limitation, the execution of a Subscription Agreement and a counterpart of this Agreement.
(i) Each Member will be required to contribute not less than $25,000.00 to the Company for the purchase of Interests, although the Managing Member may elect to accept less in its sole discretion.
(ii) Each Member shall contribute its Capital Contributions to the Company, by check or by wire transfer of immediately available funds, and in the case of a wire transfer, to the bank account of the Company as shall be designated by the Member at the closing of the purchase of such Member's Interests.
(b)	Closings.
(i) The Initial Closing shall occur on the first day in which the Company receives Capital Contributions in the aggregate amounts equal to or exceeding the Minimum Capital Amount for the purchase of Interests.
(ii) Subsequent closings (together with the Initial Closing, each a "Closing") shall be held thereafter until the final closing ("Final Closing"), which shall be upon receipt of Capital Contributions in an amount equal to the Target Investment Amount; however, the Managing Member may elect to have the Final Closing prior to such time in its sole discretion, provided the Minimum Investment Amount has been received.

(c)	Admissions of Additional Members.
(i) The Managing Member may, in its sole discretion, schedule one or more Subsequent Closings for such Person or Persons seeking admission to the Company as an additional Member of the Company and an owner or a Member wishing to purchase additional Interests in the Company, subject to the determination by the Managing Member in the exercise of its good faith judgment that, in the case of each such admission or increase, the following conditions have been satisfied:
(1) The Member shall have executed and delivered such instruments and shall have taken such actions as the Managing Member shall deem necessary or desirable to effect such admission or increase, including, without limitation, the execution of a Subscription Agreement and a counterpart of this Agreement.

ARTICLE V. INTERESTS

5.1 General Attributes of Interests.

(a) The limited liability company interests in the Company shall consist exclusively of Interests in the Company. The Interests shall be divided into two (2) classes, the Class B Interests, which shall be held exclusively by the Managing Member and the Class A Interests which shall be held by all other Members as the Investors.  Interests shall be deemed to be personal property giving only the rights, powers, authority, privileges and preferences provided in this Agreement, notwithstanding the nature of the property held by the Company.

(b) The relative rights, powers, authority, privileges, preferences, duties, responsibilities, liabilities and obligations applicable to such Interests and such Members and Assignees as are otherwise set forth in this Agreement.

(c) Each Interest, when issued and fully paid for in accordance with the provisions of the related Subscription Agreement, shall be fully paid and nonassessable, and, subject to Section 4.1(c), neither the Company, nor any officer, employee or agent of the Company, shall have the right, power or authority to call upon a Member or Assignee to pay any sum of money whatsoever in respect of such Member's or Assignee's Interest, whether in the form of a Capital Contribution, a loan or otherwise, other than that which such Member or Assignee has agreed to pay by way of such Subscription Agreement or has otherwise expressly agreed to pay. However, each Person shall be liable to return to the Company amounts previously distributed to it as follows:

(i) A Person who receives any amount distributed in violation of Section 18-607(a) of the Act shall be liable for the return of such amount, together with interest thereon from the date of such distribution at a floating rate determined by the Managing Member, notwithstanding that such Person had no knowledge of such violation at the time of its receipt of such amount. Subject to the provisions of Section 18-502(b) of the Act, the Managing Member may compromise or waive any such liability on such terms and subject to such conditions as the Managing Member may determine. This Section 5.1(c)(i) shall not apply to distributions made pursuant to Article XI.

(ii) A Person who receives any amount distributed in violation of Section 18-804(a) of the Act shall be liable for the return of such amount, together with interest thereon from the date of such distribution at a floating rate determined by the Liquidating Trustee, notwithstanding that such Person had no knowledge of such violation at the time of its receipt of such amount. Subject to the provisions of Section 18-502(b) of the Act, the Liquidating Trustee may compromise or waive any such liability on such terms and subject to such conditions as the Liquidating Trustee may determine.

(iii) A Person who receives any amount distributed in excess of the amount to which such Person was entitled under this Agreement because the value of the Net Asset Value attributable to such Person's Capital Account was overestimated or miscalculated for any reason (irrespective of whether the event or circumstance giving rise to such overestimation or miscalculation was known or unknown to the Managing Member or such Person at the time of such distribution), shall be liable for the return of such amount, together with interest thereon from the date of such distribution at a floating rate determined by the Managing Member.

(iv) Without limiting the scope of Section 5.1(c)(iii), the Managing Member may determine to treat any expenditure that is incurred, or any liability  that becomes known or fixed, after the Accounting Period in which the event or circumstance (whether known or unknown) giving rise to such expenditure or liability occurred (the "Prior Accounting Period") as either (i) arising in the Accounting Period in which such expenditure is incurred or such liability becomes known or fixed or (ii) arising in such Prior Accounting Period, in which later case the Persons who were Members or Assignees as of the beginning of such Prior Accounting Period shall be liable for such expenditure or liability on a pro rata basis in accordance with the Opening Balances of their Capital Accounts as of the beginning of such Prior Accounting Period (regardless of whether such Persons are Members or Assignees during the Accounting Period in which such expenditure is incurred or such liability becomes known or fixed), together with interest thereon from the date such expenditure is incurred or such liability becomes known or fixed, at a floating rate determined by the Managing Member.

(v) Subsequent to the completion of the winding up of the business and affairs, each Member, Assignee and former Member or Assignee shall remain liable (for the time period set forth in Section 9.2(h)) in an aggregate amount not to exceed such Person's aggregate Capital Withdrawals, to the extent necessary to enable the Company to satisfy its Indemnification Obligations.

(d) The Managing Member shall, to the extent necessary to settle the liabilities of a Person to the Company under Section 5.1(c), either adjust the Capital Account(s) of the appropriate Person(s) downward, or cause the Company to request payments from the appropriate Person(s), to reflect amounts due from such Person(s) (and in either event make corresponding upward pro rata adjustments to the other Capital Accounts); provided, however, that the Managing Member shall not be required to make any such downward adjustment or request for payment (or corresponding upward adjustment) unless failure to do so would have a material adverse effect on the Company. It shall be conclusively presumed that any failure to make any such downward adjustment or request for payment in respect of a particular Member or Assignee shall not have a material adverse effect on the Company if the amount in question in respect of such Member or Assignee is less than one percent (1%) of the amount of Net Asset Values of the Company at the time contemplated for such adjustment or request. If the Managing Member requests such a payment from a Person and such Person does not comply with such request, the Managing Member shall determine whether to cause the Company to institute a Proceeding against such Person to recover the amount requested.

(e) If a Person receives a distribution in an amount less than the amount to which such Person was entitled under this Agreement because the value of the Net Asset Value attributable to such Person's Capital Account was underestimated or miscalculated for any reason (irrespective of whether the event or circumstance giving rise to such underestimation or miscalculation was known or unknown to the Managing Member or such Person at the time of such distribution), the Managing Member, in its sole and absolute discretion, may: (i) cause the Company to pay the amount of such difference to such Person, together with interest thereon from the date of such distribution at a floating rate determined by the Managing Member; or (ii) adjust the Capital Account of such Person upward to reflect: (A) the amount due such Person plus (B) interest thereon from the date of such distribution at a floating rate determined by the Managing Member (and, in either case, make corresponding downward pro rata adjustments to the other Capital Accounts).

5.2 Issuance and Sale of Interests.

(a) After the date of this Agreement, the Company shall not admit any Person as a Member unless such admission is effected in accordance with Section 5.2(b) or Section 5.4(b)(ii)(A).

(b) The Managing Member is authorized to cause the Company to offer, sell and issue Interests on an ongoing basis, and to admit Persons as Members, in one or more Closing each held on the first day of each month on a monthly basis in such manner and at such time or times as the Managing Member may determine, except that the Managing Member may not cause the Company to offer, sell or issue Interests in the Company in a manner inconsistent with this Agreement or the Offering Circular (if any) relating in effect at the relevant time, or to any Person who has failed to execute a Subscription Agreement or other document under which such Person has agreed to be bound by the provisions of this Agreement as a Member of the Company.

(c) The Managing Member may accept or reject any Subscription Agreement, or accept or reject all or any portion of a Person's proposed Capital Contribution under such Person's Subscription Agreement, in its sole and absolute discretion.

(d) Each Person whose Subscription Agreement has been accepted by the Managing Member shall, to the extent the Managing Member has agreed to accept a Capital Contribution under such Subscription Agreement, make such Capital Contribution in cash in immediately available funds (unless the Managing Member agrees in its sole and absolute discretion to accept such Capital Contribution in the form of property other than cash) at the time(s) and place(s) set forth in such Subscription Agreement or in a Notification given to such Person pursuant to such Subscription Agreement; provided, however, that subject to the provisions of Section 18-502(b) of the Act, the Managing Member may compromise or waive any obligation a Person may have under such Person's Subscription Agreement (including an obligation to make a Capital Contribution) or otherwise, on such terms and subject to such conditions as the Managing Member may determine.

(e) If the Managing Member accepts a Person's Subscription Agreement, it shall (subject to the provisions of Section 5.4) cause the books and records of the Company to reflect the admission of such Person as a Member of the Company in accordance with the terms of such Person's Subscription Agreement.

(f) A Person who has been admitted as a Member and who wishes to make an additional Capital Contribution not required to be made under such Person's Subscription Agreement may do so only upon the approval of the Managing Member. The Managing Member may withhold such approval in its sole and absolute discretion.

5.3 Ownership of Interests. The Managing Member shall cause the ownership of Interests to be recorded on separate and distinct books and records of the Company. The Company shall not issue certificates certifying the ownership of Interests therein.

5.4 Transfers of Interests.

(a) Restrictions on Transfer. No Member or Assignee may Transfer an Interest (or any interest therein) unless: (i) the Managing Member, in its sole and absolute discretion, has approved such Transfer; (ii) in the case of a Member or Assignee that is a natural person, such Member or Assignee dies or a court of competent jurisdiction adjudges him to be incompetent to manage his person or his property, in which case such Interest shall be Transferred automatically to the Personal Representative of such Member or Assignee; or (iii) such Transfer arises by operation of the provisions of Section 18-703(a) of the Act.

(b) Duties and Liabilities of Transferors and Transferees.

(i)	Duties and Liabilities of Transferors.

(A) If a Person Transfers an Interest (or an interest therein), such Person or its transferee shall, upon the Managing Member's request, reimburse the Company for any legal, accounting and other costs and expenses the Company incurs in connection with such Transfer, including costs and expenses associated with reviewing such Transfer for compliance with this Section 5.4 and applicable law.

(B) In the case of a proposed Transfer of an Interest of the type described in Section 5.4(b)(i), the transferee or the transferor of such Interest (or interest therein) shall, upon the request of the Managing Member and at such Person's sole cost and expense, either cause the Company to be provided with, or authorize the Company obtain, a legal opinion, in form and substance acceptable to the Managing Member and rendered by legal counsel acceptable to the Managing Member, to the effect that such proposed Transfer is exempt from or not subject to the registration requirements of the 1933 Act and any applicable state securities laws.

(C) In the case of any Transfer of an Interest (or any interest therein), the transferor or transferee of such Interest (or interest therein) shall, upon the request of the Managing Member and at such Person's sole cost and expense, either cause the Company to be provided with, or authorize the Company to obtain, a legal opinion, in form and substance acceptable to the Managing Member and rendered by legal counsel acceptable to the Managing Member, to the effect that the Transfer will not result in: (1) the termination of the Company as a partnership for federal income tax purposes or (2) the Company being treated as a "publicly traded partnership" within the meaning of Section 7704 of the Code and applicable Treasury Regulations.

(D) Unless the Managing Member expressly agrees otherwise in its sole and absolute discretion, no Transfer of an Interest (or any interest therein) shall relieve the transferor of its duties, liabilities and obligations under this Agreement.

(ii)	Rights, Duties and Liabilities of Transferees.

(A) No Person to whom a Transfer of an Interest (or an interest therein) has been made (an "Assignee"), including a Personal Representative to whom a Transfer of an Interest is made pursuant to Section 5.4(b)(ii), shall be entitled to be admitted to the Company as a Member or to exercise any of the rights, powers or authority of a Member, unless the Managing Member approves thereof. The Managing Member may withhold such approval in its sole and absolute discretion.

(B) Prior to the admission of an Assignee as a Member of the Company pursuant to Section 5.4(b)(ii)(A): (1) such Assignee shall be entitled only to share in such increases and decreases in the Net Asset Value, to receive such distributions from the Company and to receive such allocations of the Tax Items, as the transferor would have been entitled to share and receive in respect of the Interest or interest therein Transferred by such transferor to such Assignee (provided that such Assignee shall have provided the Company such Assignee's taxpayer identification number and such other information as may be reasonably requested by the Managing Member to enable the Company to comply with the Code and other applicable law and with the provisions of Section 8.5(a)); (2) such Assignee shall have no other rights, powers or authority in or with respect to the Company, except such rights, powers and authority as are expressly conferred on an Assignee by this Agreement; and (3) the transferor of such Interest or interest therein shall retain all rights, powers and authority pertaining thereto to the extent such rights, powers and authority do not vest in such Assignee pursuant to clause (1) of this Section 5.4(b)(ii)(B).

(C) An Assignee admitted as a Member pursuant to Section 5.4(b)(ii)(A) shall, to the extent of the Interest transferred to such Assignee, succeed to all of the rights, powers and authority of the transferor Member under this Agreement in the place and stead of such transferor Member, except to the extent the Managing Member (in its sole and absolute discretion) and such Assignee expressly agree otherwise.

(D) Unless the Managing Member expressly agrees otherwise in its sole and absolute discretion, notwithstanding any provision of Section 18-704(b) of the Act, any Assignee to whom an Interest (or an interest therein) is Transferred, whether or not such Assignee is admitted as a Member, shall, to the extent of such Interest (or interest therein), succeed to the duties, obligations and liabilities of the transferor under this Agreement.

(c) Effective Dates of Transfers.

(i) Transfers of Interests (or interests therein) pursuant to this Section 5.4 may be made on any day, but for purposes of this Agreement, a Transfer shall be deemed to occur at the beginning of the Accounting Period during which such Transfer occurs, if such Transfer occurs on or prior to the fifteenth (15th) day of such Accounting Period, or at the beginning of the Accounting Period immediately following the Accounting Period during which such Transfer occurs, if such Transfer occurs after the fifteenth (15th) day of an Accounting Period, or at such other time determined by the Managing Member pursuant to such convention as may be administratively feasible and consistent with applicable law.

(ii) All distributions pursuant to this Agreement attributable to a Transferred Interest (or interest therein): (A) with respect to which the distribution record date determined by the Managing Member is before the date such Transfer is deemed to occur, shall be made to the transferor, and (B) with respect to which the distribution record date determined by the Managing Member is on or after the date such Transfer (other than a pledge, encumbrance, hypothecation or mortgage) is deemed to occur, shall be made to the transferee.

(iii) If any Interest (or an interest therein) is deemed to be Transferred on any day other than the first day of a calendar year, then each Tax Item attributable thereto for such year shall be allocated to the transferor and the transferee by taking into account their varying interests during such year in accordance with Section 706(d) of the Code, using any method permitted thereunder selected by the Managing Member.

(d) Effect of Non-Complying Transfers. Any Transfer of any Interest (or interest therein) in breach of this Section 5.4, and any Transfer that has (or, in the Managing Member's judgment, is likely to result in) an Adverse Regulatory Effect, shall be wholly null and void and shall not effectuate the Transfer contemplated thereby. The Company shall have the right to obtain injunctive relief (in addition to and not in lieu of any other remedies available to either or both of them) in the event of: (i) any breach or threatened breach of this Section 5.4; or (ii) any Transfer that has (or, in the Managing Member's judgment, is likely to result in) an Adverse Regulatory Effect. Any Person who Transfers an Interest (or an interest therein) in breach of this Section 5.4 shall reimburse the Company for all costs and expenses reasonably incurred by the Company in enforcing this Section 5.4 with respect to such Transfer.

5.5 Expenses.  The Company generally will bear all costs and expenses associated with the initial setup of the Company and the offering of Interests and its ongoing operations, except as otherwise described in this Offering Circular. The Company's ongoing operational costs and expenses consist primarily of: (i) costs and expenses incurred in connection with the ongoing offer and sale of Interests; (ii) costs and expenses incurred by the Managing Member or Investment Manager in connection with investigating investment opportunities for the Company and reviewing the continuing suitability of the Company's investments in light of the Company's investment objectives; (iii) costs and expenses incurred in connection with the investment and reinvestment of the Company's assets, including purchase prices, commissions, mark-ups, mark-downs and spreads, and related clearing and settlement charges; (iv) Management Fees, custodial, administrative, legal, accounting, auditing, record-keeping, appraisal, tax form preparation, compliance and consulting costs and expenses (including costs and expenses associated with obtaining systems and other information designed to facilitate Company accounting or record-keeping, including related hardware and software); (v) fees, costs and expenses of third-party service providers that provide such services (including fees, costs and expenses of attorneys retained by the Managing Member or the Investment Manager to represent the Managing Member or Investment Manager, as applicable, in connection with the business and affairs of the Company, to the extent such fees, costs and expenses relate to advice provided to the Managing Member or Investment Manager by such attorneys with respect to such business and affairs); (vi) acquisitions fees, servicing fees, administrative fees, disposition fees and other fees related to the Company assets; (ix) insurance costs and expenses; (x) bank service fees; (xi) costs and expenses associated with preparing investor communications; (xii) printing and mailing costs and expenses; (xiii) fees and taxes imposed by any governmental entity or self-regulatory organization, including licensing, filing, registration and exemption fees and withholding, transfer and franchise taxes; (xiv) the Company's indemnification obligations under the Operating Agreement, the IMA and other agreements to which the Company may be a party; and (xv) extraordinary costs and expenses, if any. The Managing Member and Investment Manager shall be responsible for their respective overhead costs and expenses, including, but not limited to, salaries and office rental fees.

ARTICLE VI.  DISTRIBUTIONS TO AND WITHDRAWALS BY MEMBERS

6.1 Distributions of Net Income.

(a) Subject to Section 6.1(b) below, the Company shall distribute Net Income received with respect to the assets to the relevant Members, subject to any Reserves or Company expenses as reasonably determined by the Managing Member. The Company shall make all such distributions of Net Income to the Class A Members and Class B Members in the following order of priority, and among them in accordance with their respective Class Percentages:

(i) first, to the Class A Members until the total amount distributed to them pursuant to this Section 6.1(a)(i) equals the amount of their unpaid Class A Preferred Return;

(ii) next, to the Managing Member until the amount distributed pursuant to this Section (ii) equals two percent (2%) of the amount of the amount distributed to the Class A Members pursuant to Section 6.1(a)(i);

(iii) the remaining Net Income shall be distributed (a) eighty percent (80%) to the Class A Members and (b) twenty percent (20%) to the Managing Member as its "Carried Interest".

(b) Commencing on the fifteenth (15th) day (or succeeding business day) of the second month following the date of a Closing of the purchase of Interests by a Class A Member and on the fifteenth (15th) day (or succeeding business day) of each month thereafter, the Class A Member will be entitled to receive distributions in an amount equal to one-twelfth (1/12) of the Class A Preferred Return under Section 6.1(a)(i), prorated as applicable for the amount of time that a Member was a member of the Fund during such month.
(c) Commencing at the end of the second quarter following the Initial Closing and on a quarterly basis thereafter, the Managing Member shall cause the Company to make distributions of Net Income as set forth in Section 6.1(a)(iii) (together with the payments under Section 6.1(b), the "Regular Income Distributions").  At the end of each year, the Managing Member shall cause the Company to make such additional distributions as required under clause under Section 6.1(a)(iii) above. Notwithstanding the foregoing and subject to Section 6.3, the Managing Member plans to retain the principal portion of each Member's Capital Contribution and any income with respect thereto in excess of the amounts distributed to the Members in accordance with items (i) through (iii) of Section 6(a) above, for reinvestment by the Managing Member on behalf of such Members.  In addition, the Managing Member may retain any Net Income from the Company's assets, if the Managing Member determines in its discretion that such proceeds or income is needed to manage the Company's liquidity positions or for risk management purposes, whether or not any formal reserve is established in connection therewith.

(d) Unless a Member elects to have such amounts reinvested, all cash in the form of quarterly distributions and monthly Preferred Returns will be distributed to the Members.  An election to reinvest the quarterly income distribution or monthly Preferred Return is revocable at any time upon a written request to revoke such election.  If no election is made, then the quarterly income distribution and Preferred Return will be distributed to the Members.  Members may change their election at any time upon ninety (90) days written notice to the Fund.  Upon receipt and after the ninety (90) day notice has occurred, the Member's election shall be changed and reflected on the following first day of the successive calendar quarter in which the Member is entitled to receive a distribution.  Notwithstanding the preceding sentences, the Managing Member may at any time immediately commence with income distributions in cash only (hence, suspending the reinvestment option for such Member(s) to any Member(s) in order for the Fund to remain exempt from the ERISA plan asset regulations.  (See "ERISA Considerations" and "Summary of Company Agreement" below).  In addition, the Managing Member may elect to redeem all or a part of a Member's Interests for any reason upon thirty (30) days written notice to the Member at a price equal to the Member's capital contribution plus any accrued but unpaid Preferred Return and other fees which owed to the Member on the date of redemption.   The Managing Member may also, by notice to a Member, force the sale of all or a portion of such Member's Interest on such terms as the Managing Member determines to be fair and reasonable, or take such other action as it determines to be fair and reasonable in the event that the Managing Member determines or has reason to believe that: (i) such Member has attempted to effect a transfer of, or a transfer has occurred with respect to, any portion of such Member's Interest in violation of the Operating Agreement; (ii) continued ownership of such Interest by such Member is reasonably likely to cause the Company to be in violation of securities laws of the United States or any other relevant jurisdiction or the rules of any self-regulatory organization applicable to the Managing Member or its affiliates; (iii) continued ownership of such Interest by such Member may be harmful or injurious to the business or reputation of the Fund or the Managing Member, or may subject the Company or any Members to a risk of adverse tax or other fiscal consequence, including without limitation, adverse consequence under ERISA; (iv) any of the representations or warranties made by such Member in connection with the acquisition of such Member's Interest was not true when made or has ceased to be true; or (v) such Member's Interest has vested in any other person by reason of the bankruptcy, dissolution, incompetency or death of such Member.

(e) No Member has any right to demand and receive any distribution in a form other than cash. All distributions of cash or property (distributions in kind) shall be made at such time and in such manner as is determined by the Managing Member. All amounts withheld pursuant to the Code or any provisions of state or local tax law with respect to any payment or distribution to the Members from the Company shall be treated as amounts distributed to the relevant Member pursuant to this Section 6.1.

6.2 Withdrawals by Members from Capital Accounts. No Member or Assignee shall be entitled to withdraw capital from its Capital Account except with the consent of the Managing Member, which consent may be withheld for any reason or no reason.

6.3 Voluntary Withdrawal of Members and Withdrawal Payments. No Member or Assignee shall have the right to resign or withdraw except with the approval of the Managing Member and shall not receive a distribution of the principal portion of all or part of its Capital Contribution in redemption of such Member's Interest ("Capital Withdrawal") except as set forth below:

(a) Capital Withdrawals are subject to an initial fifteen (15) month lock-up period ("Lock-Up Period") from the date of Closing of a purchase of Interests by a Member, and no Capital Withdrawals will be made by a Member at any time prior to the end of the Lock-Up Period; provided, however, the Managing Member may, in its sole discretion, allow the redemption of a Member's investment prior to the expiration of the applicable Lock Up Period subject to a discretionary withdrawal penalty equal to five percent (5%) of the amount of the Capital Withdrawal ("Early Withdrawal Fee").  The Early Withdrawal Fee shall be payable to the Company and considered earned by the remaining Members;
(b) A Member seeking to redeem all or a portion of its Interests shall provide the Managing Member with written notice of its election to redeem its Interests no less than ninety (90) days prior to the date in which the requested Capital Withdrawal be made;
(c) Subject to Section 6.3(d) Capital Withdrawals shall at no time exceed twenty-five percent (25%) of a Member's total Capital Account balance during any three (3) month period and the Company shall only be required to distribute 25% of such Member's total Capital Account balance in any three (3) month period;
(d) The Company is not obligated to redeem Class A Interests and may limit the number of Class A Interests to be redeemed during any calendar year to 10.0% of the weighted average number of Class A Interests outstanding during the prior calendar year (or 2.5% per quarter, with excess capacity carried over to later quarters in the calendar year);
(e) Capital Withdrawals shall be based upon a Member's Capital Account Balance at the time such Capital Withdrawal is made;
(f) the Managing Member reserves the right to deny, suspend or modify any Capital Withdrawals or any redemption request if the Manager, in its sole discretion, believes that the Company does not have sufficient liquidity to honor such request or if the Managing Member believes such distribution to be contrary to the best interest of the Company or the non-withdrawing Members, to prevent an undue burden on the Company's liquidity, to preserve or facilitate the Company's tax status, following any material decrease in the Company's NAV, or for any other reason. The Managing Member may also, in its sole discretion, decline any particular redemption request if it believes such action is necessary to preserve or facilitate the Company's tax status;
(g) except as modified by the Managing Member, Capital Withdrawals will be made in the order of request; provided, however, the Managing Member shall be under no obligation to liquidate loans or sell assets of the Company out of the ordinary course of business specifically to meet any Capital Withdrawal request.  If one or more requests for redemption are made in the same month, those Capital Withdrawals will be made pro-rata as liquidity becomes available and not on a first come / first serve basis (unless otherwise elected by the Managing Member);
(h) in the event that the date upon which a Capital Withdrawal is to be made falls upon any day other than the first day of a month, then the Member shall not be entitled to receive an allocation of Net Income under Section 6.1 with respect to the redeemed Interests for the period between the first day of the month in which the Capital Withdrawal takes place and the actual date in which the Capital Withdrawal is made; and
(i) each Member seeking redemption shall complete a Redemption Notice substantially as set forth on Exhibit A.

6.4 Involuntary Withdrawal of Members.

(a) The Managing Member may at any time require any Member or Assignee to withdraw all or any portion of its Capital Account, or withdraw as a Member or Assignee, in either case without notice to such Member or Assignee, if: (i) the Managing Member determines that such Member or Assignee made a material misrepresentation to the Company in connection with acquiring its Interest or is unable to perform its obligations under this Agreement; (ii) a Proceeding is commenced or threatened against the Company, any other Member or Assignee, arising out of, or relating to, such Member's or Assignee's investment in the Company; (iii) such Member or Assignee Transferred such Interest (or any interest therein) in violation of Section 5.4 or in a manner that has resulted in (or, in the Managing Member's judgment, is likely to result in) an Adverse Regulatory Effect; or (iv) such Member's or Assignee's ownership of such Interest (or any interest therein) has resulted in (or, in the Managing Member's judgment, is likely to result in) an Adverse Regulatory Effect.

(b) Any Member or Assignee who is required to withdraw an amount from its Capital Account or to withdraw as a Member or Assignee pursuant to this Section 6.4 shall withdraw from its Capital Account the amount such Member or Assignee is required to withdraw, as specified by the Managing Member.

6.5 Compulsory Redemptions

(a) The Company may, in the sole discretion of the Managing Member, compulsorily redeem up to ten percent (10%) of the outstanding Class A Units during any calendar year for the purpose of stabilizing NAV. In addition, the Managing Member may elect to redeem all or part of a Member's Interests at any time and for any reason in the sole discretion of the Managing Member upon thirty (30) days written notice to the Member at a price equal to the Member's capital contribution plus any accrued but unpaid Preferred Return and other income which is owed to the Member on the date of redemption. In addition, the Managing Member may also, by notice to a member, force the sale of all or a portion of such member's interest on such terms as the Managing Member determines to be fair and reasonable, or take such other action as it determines to be fair and reasonable in the event that the Managing Member determines or has reason to believe that: (i) such member has attempted to effect a transfer of, or a transfer has occurred with respect to, any portion of such member's interest in violation of the Operating Agreement (ii) continued ownership of such Class A Units by such Member is reasonably likely to cause the Company to be in violation of securities laws of the United States or any other relevant jurisdiction or the rules of any self-regulatory organization applicable to the Managing Member or its Affiliates (iii) continued ownership of such interest by such member may be harmful or injurious to the business or reputation of the Company or the Managing Member, or may subject the Company or any members to a risk of adverse tax or other fiscal consequence, including without limitation, adverse consequence under ERISA (iv) any of the representations or warranties made by such member in connection with the acquisition of such Member's interest was not true when made or has ceased to be true or (v) such member's interest has vested in any other person by reason of the bankruptcy, dissolution, incompetency or death of such member.

6.6 Status After Withdrawal.

(a) A Person who is permitted or required to resign or withdraw as a Member or Assignee pursuant to this Agreement shall have no rights against the Company; provided, however, that this Section 6.6(a) shall not be construed to limit a former Member's or Assignee's right (subject to the limitations contained in Articles IX and XII) to bring any Proceeding against the Company any Managing Member Associate or any Liquidating Trustee Associate.

(b) A Person who is permitted or required to resign or withdraw as a Member or Assignee pursuant to the provisions of this Agreement shall continue as a Member or Assignee, as the case may be, until the effective date of such resignation or withdrawal, but not thereafter, notwithstanding that withdrawal proceeds are not paid to such Person until after the effective date of such resignation or withdrawal.

6.7 Legal Restrictions on Capital Withdrawals. Notwithstanding any other provision of this Agreement, no Capital Withdrawal shall be made to the extent that, after giving effect to such withdrawal, the Company would be in violation of Section 18-607(a) or Section 18-804(a) of the Act.

6.8 Withholding from Capital Withdrawals. The Managing Member may withhold and pay over to the Internal Revenue Service or any other taxing authority, pursuant to Code Sections 1441, 1442, 1445, 1446 and any other provisions of the Code or of state, local or foreign law, the amounts the Company may be required to withhold under those provisions or may be required to pay to any federal, state, local or foreign taxing authority relating to a Member or Assignee. The amount of any taxes withheld and paid by the Company on behalf of a Member or Assignee thereof shall be deemed to constitute a distribution to such Member or Assignee and, if withheld and paid in connection with a Capital Withdrawal by such Member or Assignee from a Capital Account, shall reduce (on a dollar for dollar basis) the amount the Company would otherwise pay directly to such Member or Assignee in connection with such Capital Withdrawal.

6.9 Distributions Upon Dissolution. Upon the commencement of the winding up of the Company pursuant to Article XI, the Company shall make no further distributions pursuant to this Article VI (unless the Managing Member determines otherwise in its sole and absolute discretion), but shall make all distributions in accordance with the order and priority set forth in Section 11.6, notwithstanding that such dissolution occurs subsequent to a distribution record date or the effective day of a withdrawal but prior to making the related distribution that would otherwise be made in connection therewith pursuant to this Agreement.
ARTICLE VII. CAPITAL ACCOUNTS; ALLOCATIONS

7.1 Capital Accounts.  A capital account (a "Capital Account") shall be established and maintained for each Member to which shall be credited the Capital Contributions made by such Member and such Member's allocable share of Net Income (and items thereof), and from which shall be deducted distributions to such Member of cash or other property and such Member's allocable share of Losses (and items thereof). To the extent not provided for in the preceding sentence, the Capital Accounts of the Members shall be adjusted and maintained in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv).

7.2 Allocations to Capital Accounts.

(a) Except as provided in Section 7.2(b) or elsewhere in this Agreement, Tax Items for any fiscal year shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after giving effect to such allocation, is, as nearly as possible, equal (proportionately) to the amount equal to the distributions that would be made to such Member during such fiscal year pursuant to Section 6.1. The Managing Member may, in its discretion, make such assumptions as it deems necessary or appropriate in order to effectuate the intended economic arrangement of the Members.

(b) Except as otherwise provided elsewhere in this Agreement, if upon the dissolution and termination of the Company pursuant to Section 6.6 and after all other allocations provided for in Section 7.2 have been tentatively made as if this Section 7.2(b) were not in this Agreement, a distribution to the Members under Section 6.9 would be different from a distribution to the Members under Section 6.1, then Tax Items for the fiscal year in which the Company dissolves and terminates pursuant to Section 6.9 shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after giving effect to such allocation, is, as nearly as possible, equal (proportionately) to the amount of the distributions that would be made to such Member during such last fiscal year pursuant to Section 6.1. The Managing Member may, in its discretion, apply the principles of this Section 7.2(b) to any fiscal year preceding the fiscal year in which the Company dissolves and terminates (including through application of Section 761(e) of the Code) if delaying application of the principles of this Section 7.2(b) would likely result in distributions under Section 6.9 that are materially different from distributions under Section 6.1 in the fiscal year in which the Company dissolves and terminates.

(c) The following special allocations shall be made in the following order:

(i) Minimum Gain Chargeback.  Notwithstanding any other provision of this Section 7.2, if there is a net decrease in Company minimum gain (as defined in Treasury Regulations Section 1.704-2(b)(2) and (d)) during any fiscal year, the Members shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to the portion of such Member's share of the net decrease in Company minimum gain, determined in accordance with Treasury Regulations Section 1.704-2(f) and (g). This Section 7.2(c)(i) is intended to comply with the minimum gain chargeback requirement in such section of the Treasury Regulations and shall be interpreted consistently therewith.

(ii) Member Minimum Gain Chargeback.  Notwithstanding any other provision of Section 7.2, if there is a net decrease in Member nonrecourse debt minimum gain attributable to a Member nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(i)) during any fiscal year, each Member shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to the portion of such Member's share of the net decrease in Member nonrecourse debt minimum gain attributable to such Member's nonrecourse debt, determined in accordance with Treasury Regulations Section 1.704-2(i). This Section 7.2(c)(ii) is intended to comply with the minimum gain chargeback requirement in such section of the Treasury Regulations and shall be interpreted consistently therewith.

(iii) Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit, if any, in such Member's Capital Account (as determined under Treasury Regulations Section 1.704-1) as quickly as possible, provided that an allocation pursuant to this Section 7.2(c)(iii) shall be made only if and to the extent that such Member would have such Capital Account deficit after all other allocations provided for in Section 7.2 have been tentatively made as if this Section 7.2(c)(iii) were not in this Agreement. This Section 7.2(c)(iii) is intended to comply with the qualified income offset provisions in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv) Gross Income Allocation.  In the event any Member has a deficit balance in such Member's Capital Account (as determined after crediting such Capital Account for any amounts that such Member is obligated to restore or is deemed obligated to restore pursuant to Treasury Regulations Section 1.704-2), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such deficit (as so determined) of such Member's Capital Account as quickly as possible; provided that an allocation pursuant to this Section 7.2(c)(iv) shall be made only if and to the extent that such Member would have such Capital Account deficit (as so determined) after all other allocations provided for in Section 7.2 (other than Section 7.2(c)(iii)) have been tentatively made as if this Section 7.2(c)(iv) were not in this Agreement.

(v) Loss Allocation Limitation.  No allocation of Losses (or items thereof) shall be made to any Member to the extent that such allocation would create or increase a deficit in such Member's Capital Account (as determined after debiting such Capital Account for the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) and crediting such Capital Account for any amounts that such Member is obligated to restore or is deemed obligated to restore pursuant to Treasury Regulations Section 1.704-2).

(d) Tax Items shall be allocated on a monthly basis.

(e) The Managing Member is authorized to adopt any convention or combination of conventions likely to be upheld for federal income tax purposes regarding the allocation and/or special allocation of items of Company income, gain, loss, deduction and expense with respect to a newly issued Interest, a transferred Interest and a redeemed Interest. A transferee of an Interest in the Company shall succeed to the Capital Account of the transferor Member to the extent it relates to the transferred Interest.

(f) Syndication expenses (as defined in Section 709(a) of the Code) for any fiscal year shall be allocated to the Capital Accounts of the Members so that, as nearly as possible, the cumulative amount of such expenses allocated with respect to such Member corresponds to the amount paid by such Member.

(g) Interest expense attributable to borrowings shall be specially allocated pro rata to the Members.

(h) Management Fee expenses shall be determined in a manner consistent with each Member's Capital Account, so that, as nearly as possible, the cumulative amount of such expenses allocated with respect to each Member corresponds to the amount paid by such Member.

(i) Loans and Loan Interests with significant risk of loss may be "Side-Pocketed" by the Managing Member.  As a result, the ownership in such investment may be limited to the then-current Members.

7.3 Tax Allocations.

(a) Except as otherwise provided in Section 7.3(b), for each fiscal period, items of Company income, gain, loss, deduction and expense shall be allocated, for federal, state and local income tax purposes, among the Members in the same manner as the Tax Items of which such items are components were allocated pursuant to Section 7.2.

(b) Income, gains, losses and deductions with respect to any property (other than cash) contributed or deemed contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Fair Market Value at the time of the contribution or deemed contribution in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder. Such allocations shall be made in such manner and utilizing such permissible tax elections as determined in the discretion of the Managing Member. If there is a revaluation of Company property pursuant to the definition of Book Value, subsequent allocations of income, gains, losses or deductions with respect to such property shall be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property to the Company for federal income tax purposes and its Fair Market Value in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder. Such allocations shall be made in such manner and utilizing such permissible tax elections as determined in the discretion of the Managing Member.

(c) Allocations pursuant to this Section 7.3 are solely for federal, state and local tax purposes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or allocable share of Tax Items.

(d) The Members acknowledge that they are aware of the tax consequences of the allocations made by this Section 7.3 and hereby agree to be bound by the provisions of this Section 7.3 in reporting their respective shares of items of Company income, gain, loss, deduction and expense.

7.4 Determinations by Managing Member.

All matters concerning the computation of Capital Accounts, the allocation of items of Company income, gain, loss, deduction and expense for all purposes of this Agreement and the adoption of any accounting procedures not expressly provided for by the terms of this Agreement shall be determined by the Managing Member in its discretion. Such determinations shall be final and conclusive as to all the Members. Without in any way limiting the scope of the foregoing, if and to the extent that, for income tax purposes, any item of income, gain, loss, deduction or expense of any Member or the Company is constructively attributed to, respectively, the Company or any Member, or any contribution to or distribution by the Company or any payment by any Member or the Company is recharacterized, the Managing Member may, in its discretion and without limitation, specially allocate items of Company income, gain, loss, deduction and expense and/or make correlative adjustments to the Capital Accounts of the Members in a manner so that the net amount of income, gain, loss, deduction and expense realized by each relevant party (after taking into account such special allocations) and the net Capital Account balances of the Members (after taking into account such special allocations and adjustments) shall, as nearly as possible, be equal, respectively, to the amount of income, gain, loss, deduction and expense that would have been realized by each relevant party and the Capital Account balances of the Members that would have existed if such attribution and/or recharacterization and the application of this sentence of this Section 7.4 had not occurred. Notwithstanding anything expressed or implied to the contrary in this Agreement, in the event the Managing Member shall determine, in its discretion, that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to effectuate the intended economic sharing arrangement of the Members, the Managing Member may make such modification.

ARTICLE VIII. RECORDS AND ACCOUNTING; REPORTS; CONFIDENTIALITY

8.1 Books and Records; Inspection Rights.

(a) The Managing Member shall cause the Company to maintain such books and records relating to the business and affairs of the Company as are required to be maintained under the Act ("Required Records") and such other books and records as the Managing Member, in its sole and absolute discretion, may determine.

(b) Each Member or its duly authorized representative, upon reasonable demand to the Managing Member (which demand shall be in writing and shall state the purpose thereof), shall have the right, subject to the provisions of Section 8.6, Section 18-305(c) of the Act and such other reasonable standards as may be established from time to time by the Managing Member (including standards governing what information and documents are to be furnished at what time and location and at whose cost and expense), to inspect the Required Records, at the principal office of the Company (during usual business hours), or to obtain copies of the Required Records from the Managing Member, for any purpose reasonably related to such Member's interest as a Member; provided, however, that, except to the extent otherwise required by law: (i) no Member of the Company shall have the right to inspect any Subscription Agreement to which such Member is not a party, notwithstanding that such Subscription Agreement is a Required Record; and (ii) neither the Company nor the Managing Member shall be required to disclose or furnish to any Member the identity (or related information, such as address and phone number) of any other Member of Assignee. For the avoidance of doubt, except to the extent otherwise required by law: (A) no Member shall have the right to inspect any books or records in the possession or under the control of the Managing Member (or any of its Affiliates) or the Company to the extent such books or records are not Required Records; and (B) no Assignee shall have the right to inspect any Required Records or any other books and records in the possession or under the control of the Managing Member (or any of its Affiliates) or the Company.

8.2 Fiscal Year; Fiscal Quarters; Accounting Periods; Accounting Methods.

(a) The Fiscal Year shall be the calendar year and the Accounting Period shall be the same as the Fiscal Year.

(b) The Managing Member shall cause the Company to keep its financial books under the cash method of accounting, and, as to matters not specifically covered in this Agreement, in accordance with generally accepted accounting principles applied on a consistent basis. The Managing Member reserves the rights to change the method of accounting in its sole discretion.

8.3 Determination and Calculation of Liabilities.

(a) The Managing Member shall determine the amount of the Liabilities in accordance with generally accepted accounting principles (except as otherwise provided in Section 8.3(c) or in the Offering Circular.

(b) For purposes of determining the Liabilities at a particular time, the Managing Member may estimate costs or expenses that are incurred on a regular or recurring basis over yearly or other periods and treat the amount of any such estimate as accruing in equal portions over any such period.

(c) The Managing Member may establish (and increase or decrease from time to time) such reserves for: (i) estimated accrued costs or expenses; and (ii) contingent, unknown or unfixed debts, liabilities or obligations for the Company, even if such reserves are not required by generally accepted accounting principles ("Reserves"). Any such Reserve in respect, to the extent reversed, shall be allocated among the Capital Accounts of the Persons who are Members or Assignees at the time of such reversal in the manner provided in Section 7.2, unless the Managing Member, in its sole and absolute discretion, determines to allocate such reversal among the Capital Accounts of those Persons who were Members or Assignees at the time such Reserve was established or increased, as the case may be.

8.4 Reports. The Managing Member shall provide such periodic reports as required by the Securities Act.

8.5 Tax Matters.

(a) The Managing Member shall cause all required federal, state and local income or information tax returns ("Tax Returns") to be prepared and timely filed (subject to the Managing Member's discretion to obtain extensions) with the appropriate authorities.

(b) The Managing Member shall determine the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions ("Tax Laws") as to the treatment of Tax Items or any other method or procedure relating to the preparation of the Tax Returns.

(c) The Managing Member may cause the Company to make (or refrain from making) any and all tax elections permitted by the Tax Laws, including the election referred to in Section 754 of the Code, and may charge the costs of complying with such election to the Member(s) or Assignee(s) who requested that such election be made.

(d) As soon as reasonably practicable after the end of each Fiscal Year, the Managing Member shall cause to be delivered to each Person who was a Member or Assignee at any time during such Fiscal Year such tax information and schedules relating as are necessary to enable such Person to prepare its federal income tax return in accordance with the laws, rules and regulations then prevailing.

(e) Each Member and Assignee agrees in respect of any year in which such Member or Assignee had an investment, unless the Managing Member expressly agrees otherwise in its sole and absolute discretion, such Member or Assignee shall not: (i) treat, on its tax returns, any Tax Item relating to such investment in a manner inconsistent with the treatment of such Tax Item, as reflected on the Schedule K-1 or other information statement furnished by the Company to such Member or Assignee; or (ii) file any claim for a refund relating to any such Tax Item based on, or which would result in, any such inconsistent treatment.

(f) The Managing Member is hereby appointed the "tax matters partner" of the Company for all purposes pursuant to Sections 6221-6231 of the Code.

(g) Each Member and Assignee shall furnish the Managing Member with such information, forms and certifications as it may require and as are necessary to comply with the regulations governing the obligations of withholding tax agents or as are necessary with respect to any withholding taxes imposed by countries other than the U.S. Each Member and Assignee represents that the information and forms furnished by him shall be true and accurate in all respects and agrees to indemnify the Company and the Managing Member for his allocable share of any applicable tax of any type (including any liability for penalties, additions to tax or interest) attributable to his share of income or the distributions to him.

8.6 Confidentiality.

(a) General Rule of Confidentiality. Except as provided in Section 8.6(b), each Member and Assignee agrees to keep confidential, not to make any use of, and not to provide or disclose to any Person, any information or matter relating to the Company or its business and affairs, including reports furnished to Members and Assignees pursuant to Section 8.4, the identities of other Members and Assignees, any offering materials used in connection with the marketing and private placement of Interests in the Company (including this Agreement and the Subscription Agreements) and any information or matter related to any investment made by the Company (all of the foregoing, "Confidential Information").

(b) Exceptions to General Rule of Confidentiality. Notwithstanding the provisions of Section 8.6(a):

(i) A Member or Assignee may provide or disclose Confidential Information to its members, partners, shareholders, directors, officers and employees, to its financial, legal, tax and other advisors, and to such other Persons as the Managing Member may approve in its sole and absolute discretion (each of the foregoing, an "Authorized Person"), for any purpose reasonably related to its interest in the Company; provided, however, that such Member or Assignee notifies each such Authorized Person in writing of the restrictions set forth in this Section 8.6 and states in such writing, in a prominent fashion, that such Authorized Person, by receiving such Confidential Information, shall be deemed to have agreed to comply with such restrictions for the benefit of the Company and the Managing Member.

(ii) A Member or Assignee  or any of its Authorized Persons may provide or disclose Confidential Information to any Person if: (A) the information contemplated to be provided or disclosed is publicly known at the time of the proposed disclosure as a result of actions other than a breach by such Member or Assignee or any of its Authorized Persons of the provisions of this Section 8.6; (B) such disclosure is required by law or regulation; (C) such disclosure is required to be made by a Governmental Entity or self-regulatory organization having jurisdiction over such Member or Assignee; (D) such disclosure is made in good faith in response to a written request for information by a Governmental Entity or self-regulatory organization having jurisdiction over such Member or Assignee; (E) such disclosure is made in good faith during the course of an examination of such Member or Assignee by a Governmental Entity or self-regulatory organization having jurisdiction over such Member or Assignee; or (F) such disclosure is approved in advance by the Managing Member in its sole and absolute discretion. A Member or Assignee or its Authorized Person who discloses Confidential Information pursuant to this Section 8.6(b)(ii) shall: (1) in the case of any disclosure made pursuant to clause (E) of this Section 8.6(b)(ii), promptly provide the Managing Member a copy of the written request for information described in that clause; and (2) in the case of any disclosure made pursuant to clauses (B), (C) or (D) of this Section 8.6(b)(ii), use its reasonable best efforts to: (a) give reasonable prior Notification of such disclosure to the Managing Member to afford the Managing Member the opportunity to obtain an appropriate protective order and (b) inform each recipient of such information of the confidential nature of such information.

(c) Disclosure of Tax Treatment. Notwithstanding anything to the contrary in this Agreement or in any other documents pertaining to an investment in the Company, a Member or Assignee (or any of its Authorized Representatives) may disclose to any and all persons, without limitation of any kind, the anticipated tax treatment and tax structure of the Company and transactions contemplated by the Company, and all materials of any kind (including opinions or other tax analyses) related to such tax treatment and tax structure, if any.

(d)	Rights of Managing Member.

(i) The Managing Member may disclose to any Member or Assignee or any prospective investor such information relating to the Company or its investments as the Managing Member determines to be necessary to retain any such Member or Assignee as an investor in in the Company or facilitate an investment in the Company by any such prospective investor, as the case may be.

(ii) The Managing Member may disclose to any Person that provides or may provide service to the Company such information relating or its investments as the Managing Member determines to be necessary, appropriate, advisable, incidental or convenient to effect the formation or manage and conduct its business and affairs.

(iii) Unless the Managing Member expressly agrees otherwise, the Managing Member, in its sole and absolute discretion, may publicize: (A) the fact that it serves as the Manager of the Company, (B) the performance of the Company's Investments and (C) the identity of Members and Assignees, provided it does so in a manner that does not constitute "general advertising" or "general solicitation" with respect to the Company or the Interests therein within the meaning of Rule 503(c) of Regulation D under the 1933 Act and does not contain any untrue or misleading information.

(e)	Proprietary Information of Managing Member.

(i) Each Member and Assignee acknowledges and agrees that Managing Member, its Affiliates and their respective licensors own all rights, title and interest in and to the trading models, strategies, software and other proprietary materials utilized or generated by them in the course of managing and conducting the business and affairs of the Company, including all patent, trademark, copyright and trade secret rights therein (all of the foregoing, "Proprietary Information").

(ii) Nothing in this Agreement shall be construed as granting the Members or Assignees of the Company any rights or license of any kind with respect to the Proprietary Information.

(iii) Each Member and Assignee agrees: (A) to keep the Proprietary Information confidential pursuant to Section 8.6(a), and (B) not to copy, alter, reverse engineer or decompile the Proprietary Information or otherwise attempt to access or use any of the trade secrets contained therein.
ARTICLE IX. EXCULPATION AND INDEMNIFICATION OF MANAGING MEMBER ASSOCIATES

9.1 Exculpation.

(a)	Notwithstanding any other provision of this Agreement:

(i) to the extent that, at law or in equity, the Managing Member, Investment Manager or Liquidating Trustee, as the case may be, has duties (including fiduciary duties) and liabilities relating thereto to the Company, the Company or any Member or Assignee of the Company arising under or otherwise relating to this Agreement, the Managing Member, Investment Manager or Liquidating Trustee, as the case may be, shall not be liable for monetary or other damages to the Company or such Member or Assignee for: (A) losses sustained or liabilities incurred by the Company or such Member or Assignee, except to the extent that it is Judicially Determined that an act or omission of the Managing Member or Liquidating Trustee, as the case may be, was material to the matter giving rise to such losses or liabilities and that such act or omission constituted criminal wrongdoing, willful misfeasance, bad faith or gross negligence on the part of the Managing Member, Investment Manager or Liquidating Trustee, as the case may; (B) losses sustained or liabilities incurred by the Company or such Member or Assignee arising from or otherwise relating to any act or omission of any Person selected by the Managing Member, Investment Manager or Liquidating Trustee to perform services for or otherwise transact business with the Company, as the case may be, except to the extent that it is Judicially Determined that the selection of such Person involved criminal wrongdoing, willful misfeasance, bad faith or gross negligence on the part of the Managing Member, Investment Manager or the Liquidating Trustee, as the case may be, and was material to the matter giving rise to such losses or liabilities; or (C) circumstances beyond the control of the Managing Member, Investment Manager or Liquidating Trustee, including changes in tax or other laws, rules or regulations or the bankruptcy, insolvency or suspension of normal business activities of any broker-dealer, bank or other financial institution that holds assets of the Company; and

(ii) to the extent that, at law or in equity, a Managing Member Associate (other than the Managing Member) or Liquidating Trustee Associate (other than the Liquidating Trustee) has duties (including fiduciary duties) and liabilities relating thereto to the Company or any Member or Assignee of the Company arising under or otherwise relating to this Agreement, such Managing Member Associate or Liquidating Trustee Associate shall not be liable for monetary or other damages to the Company or such Member or Assignee for losses sustained or liabilities incurred by the Company or such Member or Assignee, except to the extent that it is Judicially Determined that an act or omission of such Managing Member Associate or Liquidating Trustee Associate, as the case may be, was material to the matter giving rise to such losses or liabilities and that such act or omission constituted criminal wrongdoing, willful misfeasance or bad faith on the part of such Managing Member Associate or Liquidating Trustee Associate, as the case may be.

(b) Each Managing Member Associate and Liquidating Trustee Associate shall be fully protected in relying in good faith upon the books and records of the Company and upon such information, opinions, reports or statements presented to the Company by any of its members, managers, partners, shareholders, directors, officers or agents (including legal counsel, accountants, auditors, appraisers, investment bankers and other independent experts acting for the Company  or any member, manager, partner, shareholder, director, officer or agent of the Company  as to matters such Managing Member Associate or Liquidating Trustee Associate, as the case may be, reasonably believes are within such other Person's professional or expert competence, including information, opinions, reports, or statements as to the value and amount of the assets, liabilities, profits or losses  or any other facts pertinent to the existence and amount of assets from which distributions might properly be made.

9.2 Indemnification.

(a) To the fullest extent permitted by law, the Company shall indemnify the Managing Member, the Investment Manager, each Managing Member Associate and each Liquidating Trustee Associate (each, an "Indemnitee") against any and all losses, damages, liabilities, costs, expenses (including reasonable legal and expert witness fees and related costs and expenses), judgments, fines, amounts paid in settlement, and other amounts (including costs and expenses associated with investigation or preparation), actually and reasonably paid or incurred by such Indemnitee in connection with any and all Proceedings that arise from or relate, directly or indirectly, to any act or omission (or alleged act or omission) of such Indemnitee in connection with this Agreement or the business or affairs of the Company and in which such Indemnitee may be involved, or is threatened to be involved, as a defendant, witness, deponent or otherwise (but not as a plaintiff, unless the Managing Member agrees otherwise in its sole and absolute discretion), whether or not the same shall proceed to judgment or be settled or otherwise be brought to a conclusion (collectively, "Losses"), except to the extent that it is Judicially Determined that such Indemnitee is not entitled to be exculpated in respect of such act or omission pursuant to the provisions of Section 9.1.

(b) To the extent it is Judicially Determined that the Company may not lawfully indemnify an Indemnitee for Losses pursuant to the provisions of Section 9.2(a) (other than because such
Indemnitee is not entitled to be exculpated in respect of the related act or omission pursuant to the provisions of Section 9.1), the Company shall, to the fullest extent permitted by law, contribute to the amount paid or payable by such Indemnitee as a result of such Losses in such proportion as is appropriate to reflect not only the relative benefits received by the Company, on the one hand, and such Indemnitee, on the other hand, but also the relative fault of the Company and such Indemnitee, as well as any other equitable considerations.

(c) Reasonable legal fees and other costs and expenses (including costs and expenses associated with any investigation and preparation) incurred by an Indemnitee in connection with any Proceeding in which such Indemnitee is a party, witness or deponent shall be paid or reimbursed by the Company in advance of the final disposition of such Proceeding upon receipt by the Company of (i) a written affirmation by such Indemnitee of such Indemnitee's good faith belief that the standard of conduct necessary for indemnification by the Company, as stated in Section 9.2(a), has been met, and (ii) a written undertaking by or on behalf of such Indemnitee to promptly repay the amount paid or reimbursed if it shall ultimately be Judicially Determined that such Indemnitee is not entitled to be indemnified by the Company hereunder.

(d) The Managing Member may cause the Company to purchase and maintain insurance, at the cost and expense of the Company, on behalf of any one or more Persons against any liability that may be asserted against or costs or expenses that may be incurred by such Person(s) in connection with the activities of the Company, regardless of whether the Company would have the power to indemnify any such Person(s) against such liability under the provisions of this Agreement.

(e) An Indemnitee shall not be denied indemnification in whole or in part under this Section 9.2 solely because the Indemnitee had an interest in the transaction with respect to which the indemnification applies.

(f) Any Indemnitee entitled to indemnification hereunder shall use its reasonable best efforts to minimize the amount of any claim for indemnification hereunder.

(g) The rights of an Indemnitee to indemnification, contribution and reimbursement provided by this Section 9.2 shall be in addition to any other rights to which such Indemnitee may be entitled under any agreement with the Company, as a matter of law or otherwise, and shall continue as to a Managing Member Associate or Liquidating Trustee Associate, as the case may be, who has ceased to serve in such capacity and shall also be for the benefit of such Indemnitee's Personal Representatives, but shall not be deemed to create any rights for the benefit of any other Persons. This Article IX, however, shall not be construed to entitle any Indemnitee to receive any amount in respect of any Losses of such Indemnitee to the extent that, after giving effect to the receipt of such amount and the receipt by such Indemnitee of any other payments in respect of such Losses, from whatever source or sources, such Indemnitee shall have recovered an aggregate amount in excess of such Losses.

(h) Indemnification Obligations in respect shall remain in effect for a period of two (2) years after the date of the dissolution pursuant to Article XI, except that Indemnification Obligations shall continue as to any Loss of which any Indemnitee shall have given Notification to the Company on or prior to the date such Indemnification Obligation would otherwise terminate in accordance with this Section 9.2, until it is Judicially Determined that the Company is not liable for such Loss.

(i) In any suit brought by an Indemnitee to enforce a right to indemnification or the advancement of expenses provided for in this Agreement, the burden of proving that such Indemnitee is not entitled to be indemnified or to an advancement of expenses is on the Company (or any Member or Assignee acting derivatively or otherwise on behalf of the Company, as the case may be).

9.3 Limits on Exculpation and Indemnification. The Managing Member acknowledges, on its own behalf, on behalf of the other Managing Member Associates and on behalf of the Liquidating Trustee Associates, that: (a) the federal securities laws (and the rules and regulations thereunder) confer certain rights on each Member and Assignee and impose certain liabilities on the Managing Member Associates and Liquidating Trustee Associates, and that the Managing Member Associates and Liquidating Trustee Associates may not lawfully seek an agreement from any Member or Assignee to waive, modify or limit such Member's or Assignee's exercise of such rights or to relieve the Managing Member Associates or Liquidating Trustee Associates of such liabilities; and (b) other applicable laws may confer rights on the Members and Assignees, and/or impose liabilities on the Managing Member Associates or Liquidating Trustee Associates, that may not be waived, modified or limited by an agreement between the Managing Member Associates or Liquidating Trustee Associates, on the one hand, and the Members and Assignees, on the other hand. Accordingly, to the extent a Member or Assignee has rights under the federal securities laws (or the rules and regulations thereunder), nothing in this Article IX should be construed to impose any limitation on a Member's or Assignee's exercise of such rights, and to the extent the federal securities laws (or any rule or regulation thereunder) impose liabilities on a Managing Member Associate or Liquidating Trustee Associate, nothing in this Article IX should be construed to impose any limitation on such liability. Similarly, to the extent a Member or Assignee has rights or a Managing Member Associate or Liquidating Trustee Associate has liabilities under other applicable law that may not be waived, modified or limited by agreement between such Managing Member Associate or Liquidating Trustee Associate, on the one hand, and such Member or Assignee, on the other hand, nothing in this Article IX should be construed to impose any limitation on such Member's or Assignee's exercise of such rights or to relieve such Managing Member Associate or Liquidating Trustee Associate of such liabilities.

ARTICLE X. AMENDMENT; CONSENTS FOR OTHER PURPOSES

10.1 Amendments.

(a) Subject to Section 10.1(c), the Managing Member may amend this Agreement at any time and from time to time, whether by changing any one or more of the provisions hereof, deleting any one or more provisions herefrom or adding one or more provisions hereto:

(i) without obtaining the authorization, approval, agreement, consent or vote of any Member or Assignee of the Company to: (A) cure any ambiguity or inconsistency herein, or (B) address any matter or question not addressed herein, provided that, in the Managing Member's judgment, no such amendment has or could reasonably be expected to have a material adverse effect on the Company or the Members and Assignees thereof generally;

(ii) without obtaining the authorization, approval, agreement, consent or vote of any Member or Assignee : (A) to add to the obligations of the Managing Member hereunder, or surrender any right, power or authority granted to the Managing Member hereunder, for the benefit of the Members or Assignees thereof; (B) to provide, pursuant to Section 3.4 that any one or more Additional Managers may possess and exercise any one or more of the rights, powers and authority possessed by the Managing Member under this Agreement; (C) to change the name of the Company ; (D) to reflect the admission, substitution, and withdrawal of Members and Assignees effected after the date hereof in accordance with this Agreement; (E) to reflect Capital Contributions and Capital Withdrawals effected after the date hereof in accordance with this Agreement; and (F) for such other purpose or purposes as the Managing Member may determine to be necessary, appropriate, advisable, incidental or convenient to the management and conduct of the business and affairs of the Company, provided that, in the Managing Member's judgment, no such amendment pursuant to this clause (G) has or could reasonably be expected to have a material adverse effect on the Company  or the Members and Assignees thereof generally;

(iii) without obtaining the authorization, approval, agreement, consent or vote of any Member or Assignee of the Company, to cause the Company to enter into an agreement with any Member or Assignee thereof to waive or modify the application of any provision of this Agreement with respect to such Member or Assignee, provided that, in the Managing Member's judgment, no such waiver or modification pursuant to this subparagraph (iii) has or could reasonably be expected to have a material adverse effect on the Company or the Members and Assignees thereof generally;

(iv) without obtaining the authorization, approval, agreement, consent or vote of any Member or Assignee of the Company, to: (A) cause the provisions of Article VII to comply with the provisions of Section 704 of the Code and applicable Treasury Regulations, (B) otherwise cause the Company  to comply with any requirement, condition or guideline contained in any federal, state, local or foreign law or in any order, directive, opinion, ruling or regulation of any Governmental Entity or self-regulatory organization, (C) qualify the Company  as (or to do business as) a limited liability company or a company in which Members and Assignees have limited liability, under the laws of any State or other jurisdiction in which the Managing Member determines such qualification to be necessary or advisable, (D) prevent an Adverse Regulatory Effect, provided that the Managing Member takes such measures as are reasonably necessary to prevent any amendment pursuant to this Section 10.1(a)(iv) from having a material adverse effect on the Members and Assignees thereof generally; or

(v) in a manner that materially adversely affects or could reasonably be expected to have a material adverse effect on the Members or Assignees in general or any one or more specific Members or Assignees, if the Managing Member receives consent to such amendment from such affected Member(s) or Assignee(s).

(b) It shall be conclusively presumed that no waiver or permission granted to any one or more Members or Assignees, and no agreement entered into with any one or more Members or Assignees, pursuant to Section 3.4(c) or 4.2(b), has or could reasonably be expected to have a material adverse effect on the Company, the Company or any Member or Assignee to whom such a waiver or permission is not granted or with whom such an agreement is not entered into.

(c) Notwithstanding any provision of Section 10.1(a), the Managing Member may not amend this Agreement so as to: (i) require a Member or Assignee to pay any sum of money whatsoever in respect of such Member's or Assignee's Interest in the Company, whether in the form of a Capital Contribution, a loan or otherwise, other than that which such Member or Assignee has agreed to pay by way of such Member's Subscription Agreement(s), this Agreement or another agreement executed and delivered by such Member or Assignee; (ii) materially reduce the increases and decreases of Net Assets of the Company or the amount of distributions of the Company to which such Member or Assignee is entitled under this Agreement, without the consent of such Member or Assignee; (iii) change the Management Fee, change the Preferred Return or otherwise modify the allocation of Net Income; or (iv) modify the limited liability of a Member, without the consent of such Member.

(d) If the Managing Member adopts an amendment to this Agreement pursuant to Section 10.1(a)(i), (ii), (iii) or (iv), it shall provide affected Members and Assignees a copy of such amendment, or a reasonably detailed description of such amendment, within ten (10) Business Days after the effective date of such change; provided, however, that an inadvertent failure to comply with the provisions of this Section 10.1(d) with respect to any such amendment shall not affect the substance or effectiveness of such amendment in any respect.

(e) For the avoidance of doubt, no amendment may be made to this Agreement without the consent or approval of the Managing Member.

10.2 Amendment of Certificate.

(a) The Managing Member shall cause the Certificate to be amended and/or restated at such time or times, to such extent and in such manner as may be required by the Act.

(b) The Managing Member, in its sole and absolute discretion, may cause the Certificate to be amended and/or restated in accordance with the principles set forth in Section 10.1, and any such amendment and/or restatement shall be effective immediately upon the filing of a certificate of amendment in the office of the Secretary of State of the State of Delaware or upon such future date as may be stated therein.
10.3 Consents for Other Purposes. The Managing Member may from time to time determine to submit to the Company, for its approval, actions or practices that are not required to be approved by the Members or Assignees thereof pursuant to this Agreement (including transactions subject to the provisions of Section 206(3) of the Advisers Act). Any such action or practice shall be deemed to have been approved by the Members of the Company if: (a) no later than thirty (30) calendar days prior to taking such proposed action or implementing such proposed practice, the Managing Member gives Notification to the Members describing such action or practice in reasonable detail and (b) (i) prior to taking such action or implementing such practice, the Managing Member obtains the Consent to such action or practice or (ii) a Member fails to respond to the Notification within such thirty (30) day period.

ARTICLE XI. DISSOLUTION AND WINDING UP

11.1 Events Causing Dissolution.

(a) The Company shall dissolve and commence winding up of its business and affairs upon the first to occur of the following events, and, except as otherwise required by the Act or other applicable law, no other event shall cause the dissolution of the Company:

(i) the Managing Member declares in writing that the Company shall be dissolved and gives Notification of such declaration to all Members and Assignees;

(ii) the sale, exchange or other disposition of all or substantially all of our assets;

(iii) the Bankruptcy of the Managing Member; provided, however, that the Bankruptcy of the Managing Member shall not cause the dissolution of the Company if at the time of such Bankruptcy there is at least one other Manager of the Company that has been admitted to the Company as a Manager pursuant to Section 3.4(b) and such other Manager carries on the business of the Company (it being understood and agreed that this Agreement shall be construed to permit the business of the Company to be carried on by such other Manager in the event of the Bankruptcy of the Managing Member); or

(iv)	the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

11.2 Winding Up. If the Company is dissolved pursuant to Section 11.1, its business and affairs shall be wound up as soon as reasonably practicable thereafter in the manner set forth below.

(a) The winding up of the business and affairs of the Company shall be carried out by a liquidating trustee, which shall be the Managing Member (the "Liquidating Trustee").

(b) Unless otherwise required by law, the Liquidating Trustee of the Company shall be the Managing Member or a Person appointed by the Managing Member; provided, however, that if the Company is dissolved by operation of the provisions of Section 11.1(a)(ii) or (iii), the Liquidating Trustee shall be a person appointed by a Majority in Interest of the Members, determined as of the beginning of the Accounting Period during which such dissolution occurred.

(c) The Managing Member may revoke the appointment of a Liquidating Trustee, and appoint a successor Liquidating Trustee, at any time; provided, however, that if the Company is dissolved by operation of the provisions of Section 11.1(a)(ii) or (iii) or pursuant to Section 11.1(b)(iv), such revocation and appointment of a successor may be made only by a Majority in Interest of the Members determined as of the beginning of the Accounting Period during which such dissolution occurred.

11.3 Powers of Liquidating Trustee. The Liquidating Trustee shall possess full and exclusive right, power and authority to effect the winding up of the business and affairs of the Company and the termination of the existence of the Company as a separate legal entity. In winding up the business and affairs of the Company and terminating the Company's existence as a separate legal entity, the Liquidating Trustee may exercise or invoke all rights, powers, authority and privileges that the Managing Member may exercise or invoke under this Agreement.

11.4 Costs and Expenses of Liquidation; Compensation of Liquidating Trustee.

(a) The Company shall bear, exclusively out of the Assets, such costs and expenses as the Liquidating Trustee shall reasonably determine to be necessary, appropriate, advisable, incidental or convenient to effect the orderly winding up of the Company's business and affairs and the termination of the Company's existence as a separate legal entity, other than costs and expenses relating to the winding up of the business and affairs of the Company.

(b) The Liquidating Trustee shall be entitled to receive from the Company, exclusively out of the Assets, such reasonable compensation for its services relating to the winding up of the business and affairs of the Company as the Managing Member may from time to time determine, other than for services relating to the winding up of the business and affairs of the Company; provided, however, that if the Company is dissolved pursuant to Section 11.1(a)(ii) or (iii), such compensation shall be determined by a simple majority of the Members determined as of the date such dissolution occurred.

11.5 Final Statement. Within a reasonable time following the completion of the winding up of the business and affairs (excluding, for purposes of this Section 11.5, the disposition of reserves described in Section 11.6(a)), the Liquidating Trustee shall furnish to each Member and Assignee a statement setting forth the assets and the liabilities as of the date of such completion and such Member's or Assignee's share of distributions.

11.6 Distribution of Property and Proceeds of Sale Thereof.

(a) Within thirty (30) calendar days following completion of the statement referred to in Section 11.5, the Liquidating Trustee shall, in accordance with Section 18-804(a) of the Act, distribute the assets of the Company in the following order of priority:

(i) to pay or make reasonable provision for the payment of the debts, liabilities and obligations to creditors (including the compensation payable to the Liquidating Trustee and other costs and expenses associated with the dissolution and winding up of the business and affairs of the Company), including, to the extent permitted by applicable law, Members, Assignees and former Members and Assignees who are creditors (other than liabilities for distributions to Members, Assignees and former Members and Assignees under Sections 18-601 or 18-604 of the Act);

(ii) to pay or make reasonable provision for the payment of the debts, liabilities and obligations to creditors who are Members, Assignees or former Members or Assignees (other than liabilities for distributions to Members, Assignees and former Members and Assignees under Sections 18-601 or 18-604 of the Act), to the extent not paid or provided for pursuant to Section 11.6(a)(i);

(iii) to satisfy liabilities to Members, Assignees and former Members and Assignees for distributions under Sections 18-601 or 18-604 of the Act; and

(v)	to the Class A Members and Class B Members in accordance with
Section 6.1.

(b) Pursuant to the provisions of Section 18-804(b) of the Act, if there are sufficient assets to satisfy the claims of all priority groups specified above, such claims shall be paid in full and any such provision for payment shall be made in full. If there are sufficient assets to satisfy the claims of one or more but not all priority groups specified above, the claims of the highest priority groups that may be paid or provided for in full shall be paid or provided for in full, before paying or providing for any claims of a lower priority group. If there are insufficient assets to pay or provide for the claims of a particular priority group specified above, such claims shall be paid or provided for ratably to the claimants in such group to the extent of the assets available to pay such claims.

11.7 Deficit Capital Accounts. Notwithstanding any other provision of this Agreement, to the extent that, upon completion of the winding up of the business and affairs, there is a deficit in any Member's or Assignee's Capital Account, such deficit shall not be an asset of the Company and such Member or Assignee shall not be obligated to contribute such amount to the Company to bring the balance of such Capital Account to zero.

ARTICLE XII. MISCELLANEOUS

12.1 Construction and Governing Law.

(a) Each Subscription Agreement executed and delivered by a Member or Assignee, including any representations, warranties, covenants and power of attorney set forth therein, is hereby incorporated into this Agreement as if set forth in full in this Agreement.  This Agreement, the Certificate and the Subscription Agreements, as modified or supplemented, contain the entire understanding and agreement among the respective parties hereto and thereto with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous agreements, understandings, arrangements, inducements or conditions, express or implied, oral or written, between or among any of the parties hereto or thereto with respect to the subject matter hereof and thereof.

(b) To the extent not preempted by ERISA or the Securities and Commodities Laws, all provisions of this Agreement, the Certificate, the Subscription Agreements shall be governed by and construed, administered and enforced in accordance with the internal substantive laws of the State of Delaware without regard to "choice of law," "conflict of laws" or similar principals of the State of Delaware or any other jurisdiction. In applying the provisions of this Agreement, it is understood and agreed that, regardless of where this Agreement may be executed by a party hereto, this Agreement is executed and delivered by the parties pursuant to the Act, and that the parties intend that the provisions of this Agreement be given full force and effect pursuant to the principles set forth in Sections 18-1101 (b), (c) and (d) of the Act. Without limiting the scope of the preceding sentence, to the extent this Agreement modifies or nullifies any provision of the Act that would apply in the absence of such modification or nullification, as permitted by the Act (any such provision of the Act being referred to herein as a "default" provision), such modification or nullification shall apply in preference to such "default" provision.

(c) The parties hereto intend that the provisions hereof be construed as if drafted jointly by the parties and that no presumption or burden of proof arise favoring or disfavoring any party by virtue of the authorship of this Agreement.

(d) Wherever possible, each provision in this Agreement shall be construed in such a manner as to be valid, legal and enforceable under applicable law. It is the intention of the Parties that, in case any one or more of the provisions contained in this Agreement shall, for any reason, be found or held invalid, illegal or unenforceable to any extent in any jurisdiction, such provision shall be reformed in such jurisdiction to reflect the intent thereof to the greatest extent permitted by law and, to the extent not so reformed, shall be ineffective only in such jurisdiction and only to the extent of such invalidity, illegality or unenforceability without invalidating (i) the effect of such provision in any other jurisdiction or (ii) the effect of any other provision in that or any other jurisdiction, unless such a construction would be unreasonable. If the Managing Member shall determine, with the advice of reputable counsel, that any provision of this Agreement is in conflict with (A) the Securities and Commodities Laws or (B) other applicable laws, rules, regulations or orders, whether generally or in a particular application, the conflicting provision or such particular application thereof, as the case may be, shall not be deemed to constitute a part of this Agreement for so long as such conflict exists (provided, however, that such determination shall not affect any of the remaining provisions of this Agreement or any lawful application of any provision, or render invalid or improper any action taken or omitted prior to such determination). In construing the meaning or application of the Securities and Commodities Laws, the Managing Member may consider the effect of any applicable order or interpretive release issued by the Securities and Exchange Commission or the Commodity Futures Trading Commission, as the case may be, or any applicable "no action" or interpretive position issued by the staff of either such Commission, that modifies or interprets the Securities and Commodities Laws.

(e) If the Managing Member determines that any provision of this Agreement is ambiguous or inconsistent with any other provision of this Agreement, it may construe such provision in such manner as it may determine, and such construction shall be conclusive and binding as to the meaning to be given to such provision.

(f) All matters concerning: (i) the valuation of the assets associated with the Company; (ii) the determination of the amount of the liabilities associated with the Company; (iii) the allocation of profits, gains and losses among the Members and Assignees of the Company, including taxes thereon; and (iv) the accounting practices and procedures of the Company (to the extent not specifically provided for in this Agreement), shall be determined by the Managing Member, whose good faith determinations in such matters shall, absent manifest error, be conclusive and binding on the Members and Assignees.

(g) Each reference in this Agreement to a statute or regulation, or provision thereof, shall be deemed to refer to such statute or regulation, or provision thereof, as amended from time to time, or to any superseding statute or regulation, or provision thereof, as is from time to time in effect, as well as to applicable regulations then in effect thereunder.

(h) In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a day that is not a Business Day, then the final day of such time period shall be deemed to be the next day which is a Business Day.

(i) Except as otherwise stated in this Agreement, references in this Agreement to Articles, Sections and Annexes are to Articles, Sections and Annexes of this Agreement. The headings to Articles and Sections are for convenience of reference only and shall not be considered in construing this Agreement.

(j) Where appropriate, each definition and pronoun in this Agreement includes the singular and the plural, and reference to a particular gender includes each other gender. As used in this Agreement, the word "including" shall mean "including without limitation," and the word "or" is not exclusive.

(k) The express provisions of this Agreement control and supersede any course of performance or usage of the trade inconsistent with any of the provisions hereof.

(l) EACH MEMBER AND ASSIGNEE CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA AND THE FEDERAL COURTS OF THE UNITED STATES, IN EACH CASE SITTING IN ORANGE COUNTY, CALIFORNIA IN ANY PROCEEDING.

EACH MEMBER AND ASSIGNEE AGREES NOT TO RAISE ANY OBJECTION TO VENUE IN THE COURTS OF THE STATE OF CALIFORNIA AND THE FEDERAL COURTS OF THE UNITED STATES, IN EACH CASE SITTING IN ORANGE COUNTY, CALIFORNIA, IN ANY PROCEEDING.

EACH MEMBER AND ASSIGNEE CONSENTS TO SERVICE OF PROCESS, SUMMONS OR NOTICE IN ANY PROCEEDING BY WAY OF NOTIFICATION THEREOF TO SUCH MEMBER OR ASSIGNEE BY REGISTERED OR CERTIFIED U.S. MAIL (FIRST CLASS POSTAGE PREPAID, RETURN RECEIPT REQUESTED).

12.2 Counterparts. This Agreement may be executed in any number of counterparts (each of which shall be deemed to be an original as against any party whose signature appears thereon). All of such counterparts shall together constitute one and the same instrument, with the same effect as if all parties executing such counterparts had executed the same signature page. Any writing, including a Subscription Agreement, that has been duly executed by a Person in which such Person has agreed to be bound hereby as a Member shall be considered a counterpart for purposes of the foregoing.

12.3 Binding Effect. The provisions of this Agreement shall be binding upon the Members
(including former Members), Assignees (including former Assignees) and their respective Personal Representatives and shall inure to the benefit of the Members (including former Members), Assignees (including former Assignees), Managing Member Associates (including former Managing Member Associates), Liquidating Trustee Associates (including former Liquidating Trustee Associates), and their respective Personal Representatives (the "Parties"); provided, however, that this Section 12.3 shall not be construed to limit the requirements or effect of any other provision of this Agreement.

12.4 Third Party Beneficiaries. The provisions of this Agreement are intended solely to govern the relations (a) between or among any two or more Parties; (b) between or among anyone or more Parties, on the one hand, and the Company, on the other hand; and (c) between or among any Member, on the one hand, and any Member, on the other hand. No Person (other than a Party) who owes any debts, liabilities or obligations to or who otherwise has any claim against or dealing with the Company shall obtain any rights under any provision of this Agreement, whether as third party beneficiary or otherwise. No creditor of a Party shall have the right to obtain possession of, or otherwise exercise legal or equitable remedies with respect to, Assets or the assets associated with the Company.

12.5  Remedies for Breach; Effect of Waiver or Consent. A waiver or consent, express or implied, of or to any breach or default by any Person in the performance by that Person of his duties with respect to the Company is not a waiver of or consent to any other breach or default in the performance by that Person of the same or any other duties of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any other Person or to declare any other Person in default with respect to the Company, irrespective of how long that failure continues, shall not constitute a waiver by that Person of its rights with respect to that default until the applicable statute of limitations period has run.

IN WITNESS WHEREOF, the undersigned have executed this Limited Liability Company
 Agreement as of the date first above written.

MANAGING MEMBER:

SREIF MANAGER II, LLC, a Nevada limited liability company

By:
Name:
On behalf of:
Title:

MEMBERS:

Each Person hereafter admitted as a Member pursuant to the Managing Member's acceptance of such Person's Subscription Agreement or another document that has been duly executed by such Person in which such Person has agreed to be bound hereby as a Member.

ANNEX A

DEFINITIONS

"Account" or "Capital Account" of a Member is defined in Section 7.1.

"Accounting Period" – an Accounting Period as set forth in Section 8.2.

"Act" – the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101 et seq.

"Additional Manager" is defined in Section 3.4(b).

"Adverse Regulatory Effect" – means any of the following: (i) a violation by the Company or the Managing Member of any requirement, condition or guideline contained in any federal, state, local or foreign law or in any order, directive, opinion, ruling or regulation of any Governmental Entity or self-regulatory organization, (ii) the imposition of a requirement that the Company, the Company or the Managing Member comply with any requirement, condition or guideline contained in any federal, state, local or foreign law or in any order, directive, opinion, ruling or regulation of any Governmental Entity or self-regulatory organization, to which it is not subject as of the date of this Agreement; (iii) the termination ' classification as a partnership for federal income tax purposes, (iv) the Company being treated as a "publicly traded partnership" within the meaning of Section 7704 of the Code and applicable Treasury Regulations, (v) any of the assets of the Company being treated as Plan Assets, (vi) the imposition of a requirement on the Company  to register as an investment company under the 1940 Act; (vii) the imposition of a requirement on the Company  to comply with any provision of the 1940 Act (other than provisions applicable to a company that relies on Section 3(c)(1) of the 1940 Act, if the Company relies on that section, or Section 3(c)(7) of the 1940 Act, if the Company relies on that section), or (viii) the occurrence of any "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code).

"Advisers Act" – the Investment Advisers Act of 1940, as amended.

"Affiliate" of a specified Person – any Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

"Agreed Value" of a Capital Contribution in a form other than cash – the value of such Capital Contribution as mutually agreed by the Managing Member and the Person that makes such Capital Contribution.

"Agreement" – this Second Amended and Restated Limited Liability Company Agreement (including the documents incorporated herein by reference pursuant to Section 12.1(a)), as amended and/or restated from time in accordance with Section 10.1.

"Assets" – all of the assets associated of the Company, including Investments and any accrued interest and dividends receivable in respect of such Investments; provided, however, that no value shall be placed on the name or goodwill of the Company, which shall be considered the exclusive property of the Managing Member.

"Assets Under Management" – All Company assets, including, but not limited to, Loans, Loan Interests and other Company investments, un-invested Capital Contributions, Company income, interest payments, Loan Payments and cash.

"Assignee" is defined in Section 5.4(b)(ii)(A).

"Authorized Person" is defined in Section 8.6(b)(i).

"Bankruptcy" of a Person – (i) such Person (A) makes an assignment for the benefit of creditors; (B) files a voluntary petition in bankruptcy; (C) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceeding; (D) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (E) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of such nature; or (F) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties; or (ii) one hundred and twenty (120) calendar days after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or if within ninety (90) calendar days after the appointment without such Person's consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within ninety (90) calendar days after the expiration of any such stay, the appointment is not vacated. Without limiting the scope of the foregoing, if a Person is a partnership, Bankruptcy of such Person shall also include the Bankruptcy of any general partner of such Person.

"Benefit Plan Investor" means, as defined in the Pension Protection Act of 2006 ("PPA 2006"), (i) any employee benefit plan subject to Part 4 of Title I of ERISA (regarding fiduciary responsibility), (ii) any plan to which Section 4975 of the Code applies (including Individual Retirement Accounts, i.e. IRAs) and (iii) any entity whose underlying assets include plan assets by reason of a plan's investment in such entity. For purposes of (iii) above, an entity's underlying assets will include plan assets if immediately after the most recent acquisition or disposition of any equity interest in such entity, 25% or more of a class of such entity's "equity interests" are owned by Benefit Plan Investors and such "equity interests" are not "publicly-offered securities" (as the terms "equity interests" and "publicly-offered securities" are used in Department of Labor ("DOL") Regulation 29 CFR §2510.3-101 and as subsequently modified by PPA 2006); provided that an entity which is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital shall not be considered a Benefit Plan Investor. Benefit Plan Investors include, by way of example and not of limitation, corporate pension and profit sharing plans, "simplified employee pension plans," Keogh plans for self-employed individuals (including partners), individual retirement accounts, and certain bank commingled trust funds, or insurance company separate accounts, for such plans and accounts. Notwithstanding anything herein to the contrary, whether an entity is a Benefit Plan Investor shall be determined under the rules set forth in DOL Regulation 29 CFR §2510.3- 101, but only to the extent such regulations are not inconsistent with PPA 2006 and only until such time as the DOL issues new regulations consistent with PPA 2006, at which time, such superseding regulations shall control the determination of Benefit Plan Investor.

"Book/Tax Disparity" of a Member or Assignee – the difference between the (aggregate) balance of such Member's or Assignee's Capital Account and the balance of such Member's or Assignee's Tax Basis Capital Account.

"Book Value" - with respect to any Investment, the asset's adjusted basis for federal income tax purposes, except that the Book Values of all Investments shall be adjusted to equal their respective Fair Market Values, in accordance with the rules set forth in Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations, except as otherwise provided herein, immediately prior to: (a) the date of the acquisition of any additional Interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the date of the actual distribution of more than a de minimis amount of Company property (other than a pro rata distribution) to a Member; or (c) the date of the actual liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations; provided that adjustments pursuant to clauses (a) and (b) above shall be made only if the Managing Member determines in its sole discretion that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners. The Book Value of any Company Investment distributed to any Member shall be adjusted immediately prior to such distribution to equal its Fair Market Value. The Book Value of any Investment shall be adjusted to reflect any write-down which constitutes a Disposition.

"Business Day" – for purposes of this Agreement (excluding, for this purpose, any Authorizing Resolution or other document incorporated by reference herein), means any day that is not a Saturday or Sunday and is not a legal holiday or day on which banking institutions generally are authorized or obligated by law or regulations to remain closed in New York, California or Nevada.

"Capital Contribution" the amount of money (or, if the Managing Member determines in its sole and absolute discretion in any particular case that a contribution of capital may be made in whole or in part in the form of property other than cash, the Agreed Value of such other property, net of any liability secured by such property) contributed by a Person to the capital of the Company (including any reinvested amounts of allocated Net Income pursuant to Section 6.1), less the amount of any sales charge deducted from such contribution and paid to another Person.

"Capital Withdrawal" from a Capital Account – any distribution of cash or other property from such Capital Account to the Member or Assignee who holds such Account and any withdrawal of cash or other property from such Capital Account (if allowed by the Managing Member), pursuant to this Agreement (including distributions pursuant to the provisions of Article 11).  Each Capital Withdrawal from a Capital Account shall be deemed to be effected as of the end of the Accounting Period, notwithstanding that a distribution in connection with such Capital Withdrawal is made after the end of such Accounting Period. For the avoidance of doubt, a distribution shall not include any amount constituting reasonable compensation for present or past services. The amount of a Capital Withdrawal from a Capital Account shall be the amount of cash distributed in connection with such withdrawal (to the extent cash is distributed in connection with such withdrawal) plus the net value of any assets associated that are distributed in connection with such withdrawal (to the extent assets associated are distributed in connection with such withdrawal).

"CE Act" – the Commodity Exchange Act, as amended.

"Certificate" – the Certificate of Formation of the Company as originally filed in the office of the Secretary of State of the State of Delaware and as subsequently amended and/or restated from time to time in accordance with this Agreement and the Act.

"Class A Interest" means an Interest that has been designated as Class A.

"Class B Interest" means an Interest that has been designated as Class B.

"Class A Member" means a Member holding a Class A Interest.

"Class B Member" means the Managing Member as the sole holder of the Class B Interests.

"Class A Preferred Return" is an amount equal to eight percent (8%) per annum of the total amount of unreturned Capital Contributions (including reinvested Net Income) from the inception date of a Member's initial Capital Contribution.

"Class Percentage" means, for any Member of a Class, a fraction, expressed as a percentage, the numerator of which fraction shall be the Capital Account balance of such Member and the denominator of which fraction shall be the total Capital Account balance of all Members of the Class, as may be amended from time to time upon the transfer, issuance or redemption of Interests in the Company accordance with this Agreement.

"Code" – the Internal Revenue Code of 1986, as amended.

"Confidential Information" is defined in Section 8.6(a).

"Company" – Secured Real Estate Income Fund II, LLC, the Delaware limited liability company whose formation was completed upon the filing of the Certificate and whose business and affairs shall be governed by this Agreement.

"Control" – when used with respect to a particular Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

"Disposition" – the sale, exchange, redemption, assignment, transfer, repayment, repurchase or other disposition by the Company of all or any portion of a Company Investment. A Disposition shall be deemed to include a Company Investment becoming worthless within the meaning of section 165(g) of the Code or written down in accordance with GAAP to reflect an impairment in value that in the good faith judgment of the Managing Member is permanent (to the extent of any such write-down only).

"Entity" – any domestic or foreign corporation, partnership (whether general or limited), joint venture, limited liability company, business trust, trust, estate, custodian, Governmental Entity, cooperative or other entity, or any unincorporated association or organization or account, whether acting in an individual or representative capacity.

"ERISA" – the Employee Retirement Income Security Act of 1974, as amended.

"Fair Market Value" – (a) as to any Loan or Loan Interest, the outstanding amount of unpaid principal plus any accrued by unpaid interest and fees on such date of valuation, and (b) as to any other property on any date, the fair market value of such property on such date as determined by an independent appraisal firm selected by the Managing Member or as otherwise determined in good faith by the Managing Member.

"Fiscal Quarter" – a fiscal quarter of a fiscal year.

"Fiscal Year" – the fiscal year is the calendar year ending on December 31st.

"Governmental Entity" – any federal, state, local or foreign government (or political subdivision, department, instrumentality, body or agency thereof).

"Indemnification Obligation" – an obligation of the Company to indemnify an Indemnitee, advance expenses of an Indemnitee or provide contribution with respect to an Indemnitee, as the case may be, pursuant to Article 9.

"Indemnitee" is defined in Section 9.2(a).

"Initial Closing" the first day on which the Company admits a Person (other than the Managing Member) as a Member thereof pursuant to this Agreement.

"Interest" means a "limited liability company interest" (as such term is defined in Section 18‑101(8) of the Act) in the Company, including any and all rights and benefits to which the holder of such an interest may be entitled as provided in this Agreement and any applicable supplement and/or addendum hereto (e.g., right to receive distributions of Company assets and allocations of income, gain, loss, deduction, credit and similar items from the Company), together with all obligations of such holder to comply with the terms and provisions of this Agreement and any applicable supplement and/or addendum hereto.  The Interests shall include both "Class A Interests" and "Class B Interests".
"Investment" means, as appropriate, any investment made by the Company in a Loan or Loan Interest.
"Investment Company Act" means the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
"Investment Manager" means Good Steward Capital Management, Inc.
 "Investment Management Agreement" means that certain agreement between the Company, the Managing Member and the Investment Manager relating to the investment management of the Company.
"Investment Period" –the period commencing upon the Initial Closing date in which the Company receives the Minimum Investment Amount and ending upon winding up of the Company.

"Judicially Determined" – determined in a judgment or order, not subject to further appeal or discretionary review, by a court, governmental body or agency or self-regulatory organization having jurisdiction to render or issue such judgment or order.

"Liabilities" (i) all of the Company's bills and accounts payable; (ii) all of the Company's accrued or payable expenses described in Section 5.5; and (iii) all of the Company's other liabilities, present or future, including any Reserves.

"Liquidating Trustee" is defined in Section 11.2(a).

"Liquidating Trustee Associate" – the Liquidating Trustee, any Affiliate of the Liquidating Trustee, and any member, partner, shareholder, other beneficial owner, manager, director, officer, employee or agent of the Liquidating Trustee or any such Affiliate and their Personal Representatives.

"Losses" is defined in Section 9.2(a).

"Loan" means a loan extended, originated or purchased by the Company, which loan consists of the Note, the security instrument (deed of trust, mortgage, security deed or security agreement), personal and corporate guarantees and such other documentation evidencing the extension of money to a borrower and the securing of the collateral.
"Loan Interests" means a whole, fractional or participation interest in a Loan.

"Majority in Interest" of the Members as of the beginning of an Accounting Period (other than Members who are also Managing Member Associates) the Opening Balances of whose Capital Accounts at such time exceed fifty percent (50%) of the Opening Balances of the Capital Accounts at such time of all Members (other than Members who are also Managing Member Associates).

"Manager" means a "manager" within the meaning of Section 18-101(10) of the Act.

"Managing Member" – SREIF MANAGER II, LLC and any Additional Manager that acts as the Manager of the Company, to the extent that the Managing Member, pursuant to Section 3.4(c), provides that such Additional Manager shall possess any one or more of the rights, powers and authority of SREIF MANAGER II, LLC in its capacity as a Manager of the Company under this Agreement.

"Managing Member Associate" – the Managing Member, each Affiliate of the Managing Member, each member, partner, shareholder, other beneficial owner, manager, director, officer, employee or agent of the Managing Member or any such Affiliate, and the Personal Representatives of each of the foregoing.

"Member"  as of a particular time – a Person who has been admitted as a Class A Member in accordance with this Agreement and who has not, pursuant to this Agreement, (i) withdrawn all amounts from its Capital Account, (ii) resigned or withdrawn as a Class A Member, (iii) been required to withdraw as a Class A Member or (iv) assigned its entire Interest to a substitute Class A Member pursuant to Section 5.4(b)(ii)(A).

"Offering Circular" the Offering Circular filed as Part II of Form 1A filed with the Securities and Exchange Commission as in effect at the time of the Initial Closing (if any), together with (i) any amendment(s) thereto and (ii) any supplement(s) thereto, prepared by or under the direction of the Managing Member describing the Company, the Managing Member and the offer and sale of Interests.

"Minimum Investment Amount" $25,000.

"Minimum Capital Amount" $250,000.

"Net Asset Value" at a particular time – the value of the Investments and other assets at such time minus the amount of the Company' liabilities at such time (in each case determined in accordance with generally accepted accounting principles consistently applied (except as provided in this Agreement or the Offering Circular (if any) and Section 8.3). For purposes of determining Net Asset Value, the value of a Loan Interest will at all times be equal to the amount of principal, plus any accrued but unpaid interests and fees due and owing on a performing Loan Interest on the date of valuation.  Loan Interests that are in default for periods of more than three (3) months, shall be considered non-performing and shall be valued in connection with the Company's annual audit or as otherwise valued by the Managing Member.  In the event that the Company acquires Non-Performing Loan Interests, then the value of such Loan Interests shall be the cost basis plus accrued but unpaid interest thereon.  Real estate owned as a result of a foreclosure and all other Company Investments other than Loan Interests shall be assessed a value by the Managing Member or Investment Manager using acceptable valuation methods no less than annually and shall maintain such valuation until adjusted by virtue of a subsequent appraisal, valuation event or the liquidation of the asset. The value of each Company Investment and the Company's Net Asset Value as determined above will be conclusive and binding on all of the Partners and all parties claiming through or under them.

"Net Income" with respect to the Company, the income generated with respect to the Company's Investments, less any Company Liabilities associated with such Investments.

"1940 Act" – the Investment Company Act of 1940, as amended.

"1934 Act" – the Securities Exchange Act of 1934, as amended.

"1933 Act" – the Securities Act of 1933, as amended.

"Non-Performing Loan Interest" – a Loan Interest which has been in default pursuant to the terms thereof for a period of more than three (3) months.

"Notification" to a Person – a written notice that is deemed to be duly given to such Person on: (i) the date of delivery, if delivered by hand to such Person or sent to such Person by facsimile transmission (provided confirmation of receipt thereof is obtained) or reputable overnight courier; or (ii) the date indicated as the date of receipt on the return receipt, if mailed to such Person by U.S. registered or certified mail (first class postage prepaid), return receipt requested. Any Notification required or permitted to be given to the Managing Member or the Company shall be sent to the principal office of the Company, or to such other address or facsimile number as the Managing Member may specify in a Notification given to all other Members and Assignees. Any Notification required or permitted to be given to any other Member or Assignee shall be sent to such Member or Assignee at such address or to such facsimile number as such Member or Assignee may notify the Company by way of a Notification (it being understood and agreed that a Subscription Agreement, duly executed by a Person who subscribes for a Company Interest pursuant thereto, shall constitute a Notification by such Person of its address and facsimile number).

"Party" is defined in Section 12.3.

"Person" – any natural person, whether acting in an individual or representative capacity, or any
Entity.

"Personal Representative" is defined in Section 18-101(13) of the Act.

"Plan Assets" – money or other property in which a Benefit Plan Investor is deemed to have an ownership interest for purposes of ERISA or Section 4975 of the Code.

"Proceeding" – any claim, demand, action, suit or proceeding (including any action by or in the right of the Company), civil, criminal, administrative or investigative, brought by or before (or threatened to be brought by or before) any court, arbitrator, mediator, governmental body or agency or self-regulatory organization, that directly or indirectly arises from or relates to this Agreement, the business or affairs of the Company or a Member's or Assignee's investment.

"Proprietary Information" is defined in Section 8.6(e)(i).

"Regular Income Distribution" is defined in Section 6.1(b).

"Required Records" is defined in Section 8.1(a).

"Reserves" is defined in Section 8.3(d).

"Securities and Commodities Laws" – any one or more of the Advisers Act, the 1933 Act, the 1934 Act, the 1940 Act and the CE Act, to the extent each is applicable to the Managing Member or the Company.

"Subscription Agreement" of a Person – the Subscription Agreement and Power of Attorney (and related documents) in such form or forms as the Managing Member may from time to time determine, as completed and executed by such Person and delivered by such Person to the Company, pursuant to which such Person (i) subscribes for an Interest by agreeing to contribute capital in such amount or amounts, at such time or times and otherwise in such manner as may be set forth therein; and (ii) agrees to be bound by this Agreement as a Member.

"State" is defined in Section 18-101(14) of the Act.

"Subsequent Closing" any closing that takes place after the Initial Closing.

"Target Investment Amount" $50,000,000 or such other amount set forth in the Offering Circular.

"Tax Item" – any item of income, gain, expense, deduction, loss or credit allocable to Members and Assignees for federal income tax purposes.

"Tax Laws" is defined in Section 8.5(b).

"Tax Returns" is defined in Section 8.5(a).

"Transfer" of an Interest or an interest therein – (i) any transaction in which a Person assigns or purports to assign an Interest, or an interest therein, to another Person, and includes: (A) any transfer, sale, assignment, gift, exchange, pledge, mortgage or hypothecation of an Interest, or any interest therein; (B) the creation or granting of a security interest, lien or encumbrance in, on or against an Interest, or any interest therein; or (C) any other conveyance or disposition of an Interest, or an interest therein, whether voluntary, involuntary or by operation of law; and (ii) any agreement, including a structured note or swap transaction, under which a Member or Assignee agrees to: (A) grant any other Person an economic interest in such Member's or Assignee's Capital Account or (B) pay any person an amount determined in whole or in substantial part by reference to the change in value of a Capital Account or to the performance of the Company.

"Treasury Regulations" – the income tax regulations promulgated under the Code, whether in proposed, temporary or final form.

"Withdrawal Date" in respect of a Capital Account – the date as of which a Capital Withdrawal is effected from such Account.

EXHIBIT A

 REDEMPTION NOTICE

This Redemption Notice ("Redemption Notice") is made this ___ day of _____________, 20___, by ________________________ (the "Redeemed Investor"), and directed to SREIF Manager II, LLC, a Nevada limited liability company ("Company").

This Redemption Notice is executed with reference to the following:

A. On or about the ___ day of _____________, 20__, the Redeemed Investor, on the one hand, and Company, on the other hand, entered into that certain Subscription Agreement ("Subscription Agreement"), whereby the Redeemed Partner purchased certain Class A Membership Interests ("Interests") in the Company and became a party to the Company's Operating Agreement (the "Operating Agreement") pursuant to which the Company extended certain financial rights to Redeemed Investor.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Redeemed Investor acknowledges and agrees as follows.

1. Redemption.  The Company agrees to redeem Interests in the amount of $_____ ("Redemption Amount").  The redemption of the Interests and the timing and payment of the Redemption Amount shall be governed by the Article VI of the Operating Agreement.

2. Rights of Redeemed Investor.  The Redeemed Investor and Company acknowledge and agree that upon Company's receipt of this executed Redemption Notice signed by the Redeemed Investor (or the Redeemed Investor's personal representative or other successor, if applicable), the rights of the Redeemed Investor shall be governed by the Operating Agreement.

3. Released Matters.  The claims released pursuant to this Redemption Notice (the "Released Claims") include all claims between the Redeemed Investor, on the one hand, and the Company, on the other hand, including but not limited to principal, interest, charges, fees, together with any and all other claims, demands, obligations, liabilities, indebtedness, responsibilities, disputes, breaches of contract, breaches of duty or any relationship, acts, omissions, misfeasance, malfeasance, cause or causes of action (whether at law or in equity), debts, sums of money, accounts, compensations, contracts, controversies, promises, damages, costs, rights of offset, losses and expenses, of every type, kind, nature, description or character, known and unknown, whensoever arising and occurring at any time up to and through the date hereof, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, matured or unmatured, fixed or contingent, which in any way arise out of, are connected with or relate to the Loan Documents.

5. Release by Redeemed Investor.  Upon receipt of the Redemption Amount, the Redeemed Investor and each of its predecessors, successors and assigns, hereby fully, finally, irrevocably, forever and unconditionally release, discharge, and acquit Company from all released claims, except the rights and obligations under this Redemption Notice.

6. No Assignment.  The Redeemed Investor agrees, represents, and warrants that such party has not voluntarily, by operation of law or otherwise, assigned, conveyed, transferred or encumbered, either directly or indirectly, in whole or in part, any right to or interest in any of the Released Claims.

7. Choice of Law; Severability. This Redemption Notice shall be governed by and construed in accordance with the laws of the State of Delaware as applied to agreements among parties resident therein.

8. Advice of Counsel.  The Redeemed Investor has had advice of independent counsel of its own choosing in negotiations for and the preparation of this Redemption Notice, has read this Redemption Notice in full and final form, and has had this Redemption Notice fully explained to it to its satisfaction.

9. No Third Party Beneficiaries. This Redemption Notice is executed for the Redeemed Investor hereto, and no other person, corporation, partnership, individual or other entity not a party to this Redemption Notice shall have any rights herein as a third party beneficiary or otherwise, except to the extent expressly and specifically provided herein.

10. Counterparts. This Redemption Notice may be executed in duplicates and counterparts, which, taken together, will be deemed and serve as an original. In addition, the parties agree that their authorized representatives may bind them to the terms of this Redemption Notice with signatures exchanged by fax, and each duplicate faxed signature copy shall be deemed to be an original of this Redemption Notice.

11. Entire Agreement. This is the entire Redemption Notice with respect to this matter. There are no other agreements or understandings, written or oral, express or implied.

IN WITNESS WHEREOF, the Redeemed Investor has caused this Redemption Notice to be executed and delivered by their duly authorized representative.

Dated:  _____________, 20___

Redeemed Investor:

Signed: _________________________

Printed: _________________________